Exhibit 99.3

ITEM 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of HP Inc.

We have audited the accompanying consolidated balance sheets of HP Inc. and subsidiaries as of October 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended October 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HP Inc. and subsidiaries at October 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HP Inc.’s internal control over financial reporting as of October 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated December 16, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California

December 16, 2015, except for the changes described under “Basis of Presentation” of Note 1 and Note 15, as to which the date is April 27, 2016.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of HP Inc.

We have audited HP Inc.’s internal control over financial reporting as of October 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). HP Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, HP Inc. maintained, in all material respects, effective internal control over financial reporting as of October 31, 2015, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of HP Inc. and subsidiaries as of October 31, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended October 31, 2015 and our report dated December 16, 2015, except for the changes described under “Basis of Presentation” of Note 1 and Note 15, as to which the date is April 27, 2016, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California

December 16, 2015

Management’s Report on Internal Control Over Financial Reporting

HP’s management is responsible for establishing and maintaining adequate internal control over financial reporting for HP. HP’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. HP’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of HP; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of HP are being made only in accordance with authorizations of management and directors of HP; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of HP’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

HP’s management assessed the effectiveness of HP’s internal control over financial reporting as of October 31, 2015, utilizing the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework (2013 framework). Based on the assessment by HP’s management, we determined that HP’s internal control over financial reporting was effective as of October 31, 2015. Ernst & Young LLP, HP’s independent registered public accounting firm, has issued an audit report on HP’s internal control over financial reporting as of October 31, 2015, and their report is included herein.

/s/ Dion J. Weisler	/s/ Catherine A. Lesjak
Dion J. Weisler	Catherine A. Lesjak
President and Chief Executive Officer	Chief Financial Officer
December 16, 2015	December 16, 2015

HP INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

	For the fiscal years ended October 31
	2015	2014	2013
	In millions, except per share amounts
Net revenue	$51,463	$56,651	$55,273
Costs and expenses:
Cost of revenue	41,524	45,431	44,754
Research and development	1,191	1,298	1,209
Selling, general and administrative	4,720	5,361	5,428
Amortization of intangible assets	102	129	198
Restructuring charges	63	176	168
Defined benefit plan settlement credits	(57)	—	—
Total operating expenses	47,543	52,395	51,757
Earnings from continuing operations before interest and taxes	3,920	4,256	3,516
Interest and other, net	(388)	(393)	(461)
Earnings from continuing operations before taxes	3,532	3,863	3,055
Benefit from (provision for) taxes	186	(939)	(595)
Earnings from continuing operations	3,718	2,924	2,460
Earnings from discontinued operations, net of taxes	836	2,089	2,653
Net earnings	$4,554	$5,013	$5,113
Net earnings per share:
Basic
Continuing operations	$2.05	$1.55	$1.27
Discontinued operations	0.46	1.11	1.37
Total basic net earnings per share	$2.51	$2.66	$2.64
Diluted
Continuing operations	$2.02	$1.53	$1.26
Discontinued operations	0.46	1.09	1.36
Total diluted net earnings per share	$2.48	$2.62	$2.62
Weighted-average shares used to compute net earnings per share:
Basic	1,814	1,882	1,934
Diluted	1,836	1,912	1,950

The accompanying notes are an integral part of these Consolidated Financial Statements.

HP INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Net earnings	$4,554	$5,013	$5,113
Other comprehensive (loss) income before taxes:
Change in unrealized (losses) gains on available-for-sale securities:
Unrealized (losses) gains arising during the period	(17)	7	52
Gains reclassified into earnings	—	(1)	(49)
	(17)	6	3
Change in unrealized components of cash flow hedges:
Unrealized gains (losses) arising during the period	1,091	337	(243)
(Gains) losses reclassified into earnings	(1,312)	151	106
	(221)	488	(137)
Change in unrealized components of defined benefit plans:
(Losses) gains arising during the period	(548)	(2,756)	1,953
Amortization of actuarial loss and prior service benefit	443	259	326
Curtailments, settlements and other	115	51	25
	10	(2,446)	2,304
Change in cumulative translation adjustment	(207)	(85)	(150)
Other comprehensive (loss) income before taxes	(435)	(2,037)	2,020
Benefit from (provision for) taxes	14	(66)	(239)
Other comprehensive (loss) income, net of taxes	(421)	(2,103)	1,781
Comprehensive income	$4,133	$2,910	$6,894

The accompanying notes are an integral part of these Consolidated Financial Statements.

HP INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	As of October 31
	2015	2014
	In millions, except par value
ASSETS
Current assets:
Cash and cash equivalents	$7,584	$12,937
Accounts receivable	4,825	5,345
Inventory	4,288	4,531
Other current assets	4,498	5,772
Current assets of discontinued operations	30,592	21,560
Total current assets	51,787	50,145
Property, plant and equipment	1,492	2,797
Goodwill	5,680	5,691
Other non-current assets	1,592	2,336
Non-current assets of discontinued operations	46,331	42,237
Total assets	$106,882	$103,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and short-term borrowings	$2,194	$2,594
Accounts payable	10,194	11,129
Employee compensation and benefits	747	1,472
Taxes on earnings	243	108
Deferred revenue	1,051	999
Other accrued liabilities	6,241	7,540
Current liabilities of discontinued operations	21,521	19,893
Total current liabilities	42,191	43,735
Long-term debt	6,677	15,563
Other non-current liabilities	7,414	8,535
Non-current liabilities of discontinued operations	22,449	8,246
Commitments and contingencies
Stockholders’ equity:
HP stockholders’ equity
Preferred stock, $0.01 par value (300 shares authorized; none issued)	—	—
Common stock, $0.01 par value (9,600 shares authorized; 1,804 and 1,839 shares issued and outstanding at October 31, 2015, and 2014 respectively)	18	18
Additional paid in capital	1,963	3,430
Retained earnings	32,089	29,164
Accumulated other comprehensive loss	(6,302)	(5,881)
Total HP stockholders’ equity	27,768	26,731
Non-controlling interests of discontinued operations	383	396
Total stockholders’ equity	28,151	27,127
Total liabilities and stockholders’ equity	$106,882	$103,206

The accompanying notes are an integral part of these Consolidated Financial Statements.

HP INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Cash flows from operating activities:
Net earnings	$4,554	$5,013	$5,113
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,061	4,334	4,611
Stock-based compensation expense	709	560	500
Provision for doubtful accounts	71	55	61
Provision for inventory	305	211	275
Restructuring charges	1,017	1,619	990
Deferred taxes on earnings	(700)	(34)	(410)
Excess tax benefit from stock-based compensation	(145)	(58)	(2)
Other, net	1,031	81	443
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	572	2,017	530
Financing receivables	(65)	420	484
Inventory	(330)	(580)	(4)
Accounts payable	31	1,912	541
Taxes on earnings	(137)	310	417
Restructuring	(1,243)	(1,506)	(904)
Other assets and liabilities	(3,241)	(2,021)	(1,037)
Net cash provided by operating activities	6,490	12,333	11,608
Cash flows from investing activities:
Investment in property, plant and equipment	(3,603)	(3,853)	(3,199)
Proceeds from sale of property, plant and equipment	424	843	653
Purchases of available-for-sale securities and other investments	(259)	(1,086)	(1,243)
Maturities and sales of available-for-sale securities and other investments	302	1,347	1,153
Payments made in connection with business acquisitions, net of cash acquired	(2,644)	(49)	(167)
Proceeds from business divestitures, net	246	6	—
Net cash used in investing activities	(5,534)	(2,792)	(2,803)
Cash flows from financing activities:
Short-term borrowings with original maturities less than 90 days, net	74	148	(154)
Proceeds from debt, net of issuance costs	20,758	2,875	279
Payment of debt	(15,867)	(6,037)	(5,721)
Settlement of cash flow hedges	(4)	—	—
Issuance of common stock under employee stock plans	371	297	288
Repurchase of common stock	(2,883)	(2,728)	(1,532)
Excess tax benefit from stock-based compensation	145	58	2
Cash dividends paid	(1,250)	(1,184)	(1,105)
Net cash provided by (used in) financing activities	1,344	(6,571)	(7,943)
Increase in cash and cash equivalents	2,300	2,970	862
Cash and cash equivalents at beginning of period	15,133	12,163	11,301
Cash and cash equivalents at end of period	$17,433	$15,133	$12,163
Supplemental cash flow disclosures:
Income taxes paid, net of refunds	$1,012	$1,267	$1,391
Interest expense paid	532	678	837
Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital leases	$70	$113	$3
Stock awards assumed in business acquisitions	31	—	—

The accompanying notes are an integral part of these Consolidated Financial Statements.

HP INC AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

							Non-
					Accumulated		controlling
	Common Stock		Additional		Other	Total HP	Interests of
	Number	Par	Paid-in	Retained	Comprehensive	Stockholders’	Discontinued
	of Shares	Value	Capital	Earnings	(Loss) Income	Equity	Operations	Total
	In millions, except number of shares in thousands
Balance October 31, 2012	1,962,838	$20	$6,454	$21,521	$(5,559)	$22,436	$397	$22,833
Net earnings				5,113		5,113		5,113
Other comprehensive income, net of taxes					1,781	1,781		1,781
Comprehensive income						6,894		6,894
Issuance of common stock in connection with employee stock plans and other	22,950		210	(2)		208		208
Repurchases of common stock	(77,905)	(1)	(1,550)	5		(1,546)		(1,546)
Tax deficiency from employee stock plans			(149)			(149)		(149)
Cash dividends declared				(1,074)		(1,074)		(1,074)
Stock-based compensation expense			500			500		500
Changes in non-controlling interest							(10)	(10)
Balance October 31, 2013	1,907,883	$19	$5,465	$25,563	$(3,778)	$27,269	$387	$27,656
Net earnings				5,013		5,013		5,013
Other comprehensive loss, net of taxes					(2,103)	(2,103)		(2,103)
Comprehensive income						2,910		2,910
Issuance of common stock in connection with employee stock plans and other	23,785		142	1		143		143
Repurchases of common stock	(92,380)	(1)	(2,694)	(262)		(2,957)		(2,957)
Tax deficiency from employee stock plans			(43)			(43)		(43)
Cash dividends declared				(1,151)		(1,151)		(1,151)
Stock-based compensation expense			560			560		560
Changes in non-controlling interest							9	9
Balance October 31, 2014	1,839,288	$18	$3,430	$29,164	$(5,881)	$26,731	$396	$27,127
Net earnings				4,554		4,554		4,554
Other comprehensive loss, net of taxes					(421)	(421)		(421)
Comprehensive income						4,133		4,133
Issuance of common stock in connection with employee stock plans and other	39,834		(34)	1		(33)		(33)
Repurchases of common stock	(75,403)		(2,237)	(411)		(2,648)		(2,648)
Assumption of equity awards in connection with acquisitions			31			31		31
Tax benefit from employee stock plans			64			64		64
Cash dividends declared				(1,219)		(1,219)		(1,219)
Stock-based compensation expense			709			709		709
Changes in non-controlling interest							(13)	(13)
Balance October 31, 2015	1,803,719	$18	$1,963	$32,089	$(6,302)	$27,768	$383	$28,151

The accompanying notes are an integral part of these Consolidated Financial Statements.

HP INC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1: Overview and Summary of Significant Accounting Policies

Overview

On November 1, 2015 (the “Distribution Date”), Hewlett-Packard Company completed the separation of Hewlett Packard Enterprise Company (“Hewlett Packard Enterprise”), Hewlett-Packard Company’s former enterprise technology infrastructure, software, services and financing businesses (the “Separation”). In connection with the Separation, Hewlett-Packard Company changed its name to HP Inc. (“HP”).

On the Distribution Date, each of HP’s stockholders of record as of the close of business on October 21, 2015 (the “Record Date”) received one share of Hewlett Packard Enterprise common stock for every one share of HP common stock held as of the Record Date. Hewlett Packard Enterprise is now an independent public company trading on the New York Stock Exchange (“NYSE”) under the symbol “HPE”. HP distributed a total of approximately 1.8 billion shares of Hewlett Packard Enterprise common stock to HP’s stockholders. After the Separation, HP does not beneficially own any shares of Hewlett Packard Enterprise common stock.

In connection with the Separation, HP and Hewlett Packard Enterprise have entered into a separation and distribution agreement as well as various other agreements that provide a framework for the relationships between the parties going forward, including among others a tax matters agreement, an employee matters agreement, a transition service agreement, a real estate matters agreement, a master commercial agreement and an information technology service agreement. For more information on the impacts of these agreements, see Note 5, “Retirement and Post-Retirement Benefit Plans”, Note 6, “Stock-Based Compensation”, Note 7, “Taxes on Earnings”, Note 15, “Litigation and Contingencies” and Note 16, “Guarantees, Indemnifications and Warranties”.

Basis of Presentation

The accompanying Consolidated Financial Statements of HP and its wholly-owned subsidiaries are prepared in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”). HP has eliminated all intercompany accounts and transactions. The historical results of operations and financial position of Hewlett Packard Enterprise are included in the Consolidated Financial Statements and reported as discontinued operations in all periods presented within this Form 8-K. The accompanying Notes to the Consolidated Financial Statements have been revised to reflect the effect of the Separation. The historical statements of comprehensive income, cash flows and stockholders’ equity have not been revised to reflect the effect of the Separation. For further information on discontinued operations, see Note 2, “Discontinued Operations”.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of HP and its subsidiaries and affiliates in which HP has a controlling financial interest or is the primary beneficiary. HP presents non-controlling interests as Non-controlling interests of discontinued operations within Total stockholders’ equity on the Consolidated Balance Sheets.

Reclassifications

HP has made certain segment and business unit realignments in order to optimize its operating structure. Reclassifications of certain prior-year segment and business unit financial information have been made to conform to the current-year presentation. None of the changes impacts HP’s previously reported consolidated net revenue, earnings from operations, net earnings or net earnings per share (“EPS”). See Note 3, “Segment Information”, for a further discussion of HP’s segment realignment.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in HP’s Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Foreign Currency Translation

HP predominately uses the U.S. dollar as its functional currency. Assets and liabilities denominated in non-U.S. dollars are remeasured into U.S. dollars at current exchange rates for monetary assets and liabilities and at historical exchange rates for nonmonetary assets and liabilities. Net revenue, costs and expenses denominated in non-U.S. dollars are recorded in U.S. dollars at monthly average exchange rates prevailing during the period. HP includes gains or losses from foreign currency remeasurement in Interest and other, net in the Consolidated Statements of Earnings. Certain non-U.S. subsidiaries designate the local currency as their functional currency, and HP records the translation of their assets and liabilities into U.S. dollars at the balance sheet date as translation adjustments and includes them as a component of Accumulated other comprehensive loss on the Consolidated Balance Sheets.

Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (“FASB”) issued guidance which amends the existing accounting standards for share-based payments. The amendments simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statements of cash flows. There are different methods of applying the amendments as set forth in the guidance which HP is required to adopt all amendments in the first quarter of fiscal 2018. Earlier adoption is permitted. HP is currently evaluating the timing and the impact of these amendments on its Consolidated Financial Statements.

In February 2016, the FASB issued guidance which amends the existing accounting standards for leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification. Under the new guidance, a lessee will be required to recognize assets and liabilities for all leases with lease terms of more than twelve months. HP is required to adopt the guidance in the first quarter of fiscal 2020 using a modified retrospective approach. HP is currently evaluating the timing and the impact of these amendments on its Consolidated Financial Statements.

In January 2016, the FASB issued guidance which amends the existing accounting standards for the recognition and measurement of financial assets and financial liabilities. The updated guidance primarily addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. HP is required to adopt the guidance in the first quarter of fiscal 2019. The amendments should be applied by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption, with other amendments related specifically to equity securities without readily determinable fair values applied prospectively. HP is currently evaluating the timing and the impact of these amendments on its Consolidated Financial Statements.

In November 2015, the FASB issued new accounting guidance related to income taxes to simplify the presentation of deferred income taxes. This guidance requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. HP plans to early adopt this new accounting guidance prospectively for the interim period beginning November 1, 2015. The adoption of this new accounting guidance resulted in all deferred tax liabilities and assets to be classified as noncurrent on HP’s Consolidated Balance Sheets for the interim period beginning November 1, 2015.

In April 2015, the FASB amended the existing accounting standards for intangible assets. The amendments provide explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. HP is required to adopt the guidance in the first quarter of fiscal 2017; however early adoption is permitted. The amendment may be adopted either prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. HP is currently evaluating the impact of these amendments on its Consolidated Financial Statements.

In April 2015, the FASB amended the existing accounting standards for imputation of interest. The amendments require that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by these amendments. HP is required to adopt the guidance in the first quarter of fiscal 2017. Early adoption is permitted. The amendments should be applied retrospectively with the adjusted balance sheet of each individual period presented, in order to reflect the period-specific effects of applying the new guidance. HP is currently evaluating the timing and the impact of these amendments on its Consolidated Financial Statements.

In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued an accounting standard update for a one-year deferral of the effective date, with an option of applying the standard on the original effective date, which for HP is the first quarter of fiscal 2018. In accordance with this deferral, HP is required to adopt these amendments in the first quarter of fiscal 2019. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. HP is continuing to evaluate the impact of these amendments and the transition alternatives on its Consolidated Financial Statements.

In April 2014, the FASB issued guidance which changes the criteria for identifying a discontinued operation. The guidance limits the definition of a discontinued operation to the disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. HP adopted the guidance in the first quarter of fiscal 2016.

Revenue Recognition

General

HP recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services are rendered, the sales price or fee is fixed or determinable, and collectability is reasonably assured. Additionally, HP recognizes hardware revenue on sales to channel partners, including resellers, distributors or value-added solution providers at the time of delivery when the channel partners have economic substance apart from HP, and HP has completed its obligations related to the sale. HP generally recognizes revenue for its standalone software sales to channel partners on receipt of evidence that the software has been sold to a specific end user.

HP reduces revenue for customer and distributor programs and incentive offerings, including price protection, rebates, promotions, other volume-based incentives and expected returns, at the later of the date of revenue recognition or the date the sales incentive is offered. Future market conditions and product transitions may require HP to take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered. For certain incentive programs, HP estimates the number of customers expected to redeem the incentive based on historical experience and the specific terms and conditions of the incentive.

In instances when revenue is derived from sales of third-party vendor products or services, HP records revenue on a gross basis when HP is a principal to the transaction and on a net basis when HP is acting as an agent between the customer and the vendor. HP considers several factors to determine whether it is acting as a principal or an agent, most notably whether HP is the primary obligor to the customer, has established its own pricing and has inventory and credit risks.

HP reports revenue net of any taxes collected from customers and remitted to government authorities, with the collected taxes recorded as current liabilities until remitted to the relevant government authority.

Multiple element arrangements

When a sales arrangement contains multiple elements or deliverables, such as hardware and software products, and/or services, HP allocates revenue to each element based on a selling price hierarchy. The selling price for a deliverable is based on its vendor specific objective evidence (“VSOE”) of selling price, if available, third-party evidence (“TPE”) if VSOE of selling price is not available, or estimated selling price (“ESP”) if neither VSOE of selling price nor TPE is available. HP establishes VSOE of selling price using the price charged for a deliverable when sold separately and, in rare instances, using the price established by management having the relevant authority. HP establishes TPE of selling price by evaluating largely similar and interchangeable competitor products or services in standalone sales to similarly situated customers. HP establishes ESP based on management judgment considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. Consideration is also given to market conditions such as competitor pricing strategies and technology industry life cycles.

In most arrangements with multiple elements, HP allocates the transaction price to the individual units of accounting at inception of the arrangement based on their relative selling price. HP limits the amount of revenue recognized for delivered elements to the amount that is not contingent on the future delivery of products or services, future performance obligations or subject to customer-specified refund or return rights.

In multiple element arrangements that include software that is more-than-incidental, HP allocates the transaction price to the individual units of accounting for the non-software deliverables and to the software deliverables as a group using the relative selling price of each of the deliverables in the arrangement based on the selling price hierarchy. If the arrangement contains more than one software deliverable, the transaction price allocated to the group of software deliverables is then allocated to each component software deliverable.

HP evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. A deliverable constitutes a separate unit of accounting when it has standalone value to the customer. For elements with no standalone value, HP recognizes revenue consistent with the pattern of the undelivered elements. If the arrangement includes a customer-negotiated refund or return right or other contingency relative to the delivered items, and the delivery and performance of the undelivered items is considered probable and substantially within HP’s control, the delivered element constitutes a separate unit of accounting. In arrangements with combined units of accounting, changes in the allocation of the transaction price among elements may impact the timing of revenue recognition for the contract but will not change the total revenue recognized for the contract.

Net revenue

Hardware

Under HP’s standard terms and conditions of sale, HP transfers title and risk of loss to the customer at the time product is delivered to the customer and recognizes revenue accordingly, unless customer acceptance is uncertain or significant obligations to the customer remain. HP reduces revenue for estimated customer returns, price protection, rebates and other programs offered under sales agreements established by HP with its distributors and resellers. HP records revenue from the sale of equipment under sales-type leases as revenue at the inception of the lease. HP accrues the estimated cost of post-sale obligations, including standard product warranties, based on historical experience at the time HP recognizes revenue.

Software

HP recognizes revenue from perpetual software licenses at the inception of the license term, assuming all revenue recognition criteria have been satisfied. Term-based software license revenue is generally recognized ratably over the term of the license. HP uses the residual method to allocate revenue to software licenses at inception of the arrangement when VSOE of fair value for all undelivered elements, such as post-contract customer support, exists and all other revenue recognition criteria have been satisfied. HP recognizes revenue from maintenance and unspecified upgrades or updates provided on a when-and-if-available basis ratably over the period during which such items are delivered.

Services

HP recognizes revenue from fixed-price support or maintenance contracts, including extended warranty contracts and software post-contract customer support agreements, ratably over the contract period and recognizes the costs associated with these contracts as incurred.

Deferred revenue

HP records amounts invoiced to customers in excess of revenue recognized as deferred revenue until the revenue recognition criteria are satisfied. HP records revenue that is earned and recognized in excess of amounts invoiced on services contracts as trade receivables. Deferred revenue represents amounts invoiced in advance for product support contracts, software customer support contracts and product sales.

Shipping and Handling

HP includes costs related to shipping and handling in Cost of revenue.

Stock-Based Compensation

HP determines stock-based compensation expense based on the measurement date fair value of the award. HP recognizes compensation cost only for those awards expected to meet the service and performance vesting conditions on a straight-line basis over the requisite service period of the award. HP determines compensation costs at the aggregate grant level for service-based awards and at the individual vesting tranche level for awards with performance and/or market conditions. HP estimates the forfeiture rate based on its historical experience.

Retirement and Post-Retirement Plans

HP has various defined benefit, other contributory and noncontributory retirement and post-retirement plans. HP generally amortizes unrecognized actuarial gains and losses on a straight-line basis over the average remaining estimated service life of participants. In limited cases, HP amortizes actuarial gains and losses using the corridor approach. See Note 5, “Retirement and Post-Retirement Benefit Plans” for a full description of these plans and the accounting and funding policies.

Advertising

Costs to produce advertising are expensed as incurred during production. Costs to communicate advertising are expensed when the advertising is first run. Such costs totaled approximately $635 million in fiscal 2015, $614 million in fiscal 2014 and $710 million in fiscal 2013.

Restructuring

HP records charges associated with management-approved restructuring plans to reorganize one or more of HP’s business segments, to remove duplicative headcount and infrastructure associated with business acquisitions or to simplify business processes and accelerate innovation. Restructuring charges can include severance costs to eliminate a specified number of employees, infrastructure charges to vacate facilities and consolidate operations, and contract cancellation costs. HP records restructuring charges based on estimated employee terminations and site closure and consolidation plans. HP accrues for severance and other employee separation costs under these actions when it is probable that benefits will be paid and the amount is reasonably estimable. The rates used in determining severance accruals are based on existing plans, historical experiences and negotiated settlements.

Taxes on Earnings

HP recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. HP records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

HP records accruals for uncertain tax positions when HP believes that it is not more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. HP makes adjustments to these accruals when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of adjustments for uncertain tax positions, as well as any related interest and penalties.

Accounts Receivable

HP establishes an allowance for doubtful accounts for accounts receivable. HP records a specific reserve for individual accounts when HP becomes aware of specific customer circumstances, such as in the case of a bankruptcy filing or deterioration in the customer’s operating results or financial position. If there are additional changes in circumstances related to the specific customer, HP further adjusts estimates of the recoverability of receivables. HP maintains bad debt reserves for all other customers based on a variety of factors, including the use of third-party credit risk models that generate quantitative measures of default probabilities based on market factors, the financial condition of customers, the length of time receivables are past due, trends in the weighted-average risk rating for the portfolio, macroeconomic conditions, information derived from competitive benchmarking, significant one-time events and historical experience. The past due or delinquency status of a receivable is based on the contractual payment terms of the receivable.

HP has third-party short-term financing arrangements intended to facilitate the working capital requirements of certain customers. These financing arrangements, which in certain cases provide for partial recourse, result in the transfer of HP’s trade receivables to a third party. HP reflects amounts transferred to, but not yet collected from, the third party in accounts receivable in the Consolidated Balance Sheets. For arrangements involving an element of recourse, the fair value of the recourse obligation is measured using market data from similar transactions and reported as a current liability in the Consolidated Balance Sheets.

Concentrations of Risk

Financial instruments that potentially subject HP to significant concentrations of credit risk consist principally of cash and cash equivalents, investments, receivables from trade customers and contract manufacturers and derivatives.

HP maintains cash and cash equivalents, investments, derivatives and certain other financial instruments with various financial institutions. These financial institutions are located in many different geographic regions, and HP’s policy is designed to limit exposure from any particular institution. As part of its risk management processes, HP performs periodic evaluations of the relative credit standing of these financial institutions. HP has not sustained material credit losses from instruments held at these financial institutions. HP utilizes derivative contracts to protect against the effects of foreign currency and interest rate exposures. Such contracts involve the risk of non-performance by the counterparty, which could result in a material loss.

HP sells a significant portion of its products through third-party distributors and resellers and, as a result, maintains individually significant receivable balances with these parties. If the financial condition or operations of these distributors’ and resellers’ aggregated business deteriorates substantially, HP’s operating results could be adversely affected. The ten largest distributor and reseller receivable balances, which were concentrated primarily in North America and Europe, collectively represented approximately 42% and 36% of gross accounts receivable as of October 31, 2015 and 2014, respectively. No single customer accounts for more than 10% of gross accounts receivable. Credit risk with respect to other accounts receivable is generally diversified due to the large number of entities comprising HP’s customer base and their dispersion across many different industries and geographic regions. HP performs ongoing credit evaluations of the financial condition of its third-party distributors, resellers and other customers and may require collateral, such as letters of credit and bank guarantees, in certain circumstances.

HP utilizes outsourced manufacturers around the world to manufacture HP-designed products. HP may purchase product components from suppliers and sell those components to its outsourced manufacturers thereby creating receivable balances from the outsourced manufacturers. The three largest outsourced manufacturer receivable balances collectively represented 81% and 68% of HP’s supplier receivables of $634 million and $600 million as of October 31, 2015 and 2014, respectively. HP includes the supplier receivables in Other current assets in the Consolidated Balance Sheets on a gross basis. HP’s credit risk associated with these receivables is mitigated wholly or in part, by the amount HP owes to these outsourced manufacturers, as HP generally has the legal right to offset its payables to the outsourced manufacturers against these receivables. HP does not reflect the sale of these components in revenue and does not recognize any profit on these component sales until the related products are sold by HP, at which time any profit is recognized as a reduction to cost of revenue.

HP obtains a significant number of components from single source suppliers due to technology, availability, price, quality or other considerations. The loss of a single source supplier, the deterioration of HP’s relationship with a single source supplier, or any unilateral modification to the contractual terms under which HP is supplied components by a single source supplier could adversely affect HP’s revenue and gross margins.

Inventory

HP values inventory at the lower of cost or market. Cost is computed using standard cost which approximates actual cost on a first-in, first-out basis. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolete or impaired balances.

Property, Plant and Equipment

HP states property, plant and equipment at cost less accumulated depreciation. HP capitalizes additions and improvements and expenses maintenance and repairs as incurred. Depreciation expense is recognized on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives are five to 40 years for buildings and improvements and three to 15 years for machinery and equipment. HP depreciates leasehold improvements over the life of the lease or the asset, whichever is shorter. HP depreciates equipment held for lease over the initial term of the lease to the equipment’s estimated residual value. On retirement or disposition, the asset cost and related accumulated depreciation are removed from the Consolidated Balance Sheets with any gain or loss recognized in the Consolidated Statements of Earnings.

Goodwill

HP reviews goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable. While HP is permitted to conduct a qualitative assessment to determine whether it is necessary to perform a two-step quantitative goodwill impairment test, for its annual goodwill impairment test in the fourth quarter of fiscal 2015, HP performed a quantitative test for all of its reporting units. As of October 31, 2015, HP’s reporting units are consistent with the reportable segments identified in Note 3, “Segment Information”.

In the first step of the impairment test, HP compares the fair value of each reporting unit to its carrying amount. HP estimates the fair value of its reporting units using a weighting of fair values derived most significantly from the income approach, and to a lesser extent, the market approach. Under the income approach, HP estimates the fair value of a reporting unit based on the present value of estimated future cash flows. HP bases cash flow projections on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. HP bases the discount rate on the weighted-average cost of capital adjusted for the relevant risk associated with business-specific characteristics and the uncertainty related to the reporting unit’s ability to execute on the projected cash flows. Under the market approach, HP estimates fair value based on market multiples of revenue and earnings derived from comparable publicly-traded companies with similar operating and investment characteristics as the reporting unit. HP weights the fair value derived from the market approach depending on the level of comparability of these publicly-traded companies to the reporting unit. When market comparables are not meaningful or not available, HP estimates the fair value of a reporting unit using only the income approach.

In order to assess the reasonableness of the estimated fair value of HP’s reporting units, including Hewlett Packard Enterprise reporting units, HP compares the aggregate reporting unit fair value to HP’s market capitalization on an overall basis and calculates an implied control premium (the excess of the sum of the reporting units’ fair value over HP’s market capitalization on an overall basis). HP evaluates the control premium by comparing it to observable control premiums from recent comparable transactions. If the implied control premium is not believed to be reasonable in light of these recent transactions, HP reevaluates reporting unit fair values, which may result in an adjustment to the discount rate and/or other assumptions. This reevaluation could result in a change to the estimated fair value for certain or all reporting units.

If the fair value of a reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, goodwill is not impaired and no further testing is required. If the fair value of the reporting unit is less than its carrying amount, then HP performs the second step of the goodwill impairment test to measure the amount of impairment loss, if any. In the second step, HP measures the reporting unit’s assets, including any unrecognized intangible assets, liabilities and non-controlling interests at fair value in a hypothetical analysis to calculate the implied fair value of goodwill for the reporting unit in the same manner as if the reporting unit was being acquired in a business combination. If the implied fair value of the reporting unit’s goodwill is less than its carrying amount, the difference is recorded as an impairment loss.

Debt and Marketable Equity Securities Investments

Debt and marketable equity securities are generally considered available-for-sale and are reported at fair value with unrealized gains and losses, net of applicable taxes, in Accumulated other comprehensive loss in the Consolidated Balance Sheets. Realized gains and losses for available-for-sale securities are calculated based on the specific identification method and included in Interest and other, net in the Consolidated Statements of Earnings. HP monitors its investment portfolio for potential impairment on a quarterly basis. When the carrying amount of an investment in debt securities exceeds its fair value and the decline in value is determined to be other-than-temporary (i.e., when HP does not intend to sell the debt securities and it is not more likely than not that HP will be required to sell the debt securities prior to anticipated recovery of its amortized cost basis), HP records an impairment charge to Interest and other, net in the amount of the credit loss and the balance, if any, is recorded in Accumulated other comprehensive loss in the Consolidated Balance Sheets.

Derivatives

HP uses derivative instruments, primarily forwards, swaps, and at times, options, to hedge certain foreign currency and interest rate exposures. HP also may use other derivative instruments not designated as hedges, such as forwards used to hedge foreign currency balance sheet exposures. HP does not use derivative instruments for speculative purposes. See Note 11, “Financial Instruments” for a full description of HP’s derivative financial instrument activities and related accounting policies.

Loss Contingencies

HP is involved in various lawsuits, claims, investigations and proceedings that arise in the ordinary course of business. HP records a liability for contingencies when it believes it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. See Note 15, “Litigation and Contingencies” for a full description of HP’s loss contingencies and related accounting policies.

Note 2: Discontinued Operations

On November 1, 2015, HP completed the Separation of Hewlett Packard Enterprise. After the Separation, HP does not beneficially own any shares of Hewlett Packard Enterprise common stock and HP no longer consolidates Hewlett Packard Enterprise within its financial results or reflects the financial results of Hewlett Packard Enterprise within its continuing results of operations. The historical results of operations and statement of financial position of Hewlett Packard Enterprise have been presented as discontinued operations in the consolidated financial statements and prior periods have been revised.

In connection with the Separation, HP and Hewlett Packard Enterprise have entered into a separation and distribution agreement as well as various other agreements that provide a framework for the relationships between the parties going forward, including among others a tax matters agreement, an employee matters agreement, a transition service agreement, a real estate matters agreement, a master commercial agreement and an information technology service agreement. These agreements provide for the allocation between HP and Hewlett Packard Enterprise of assets, employees, liabilities and obligations (including investments, property, employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the Separation and govern certain relationships between HP and Hewlett Packard Enterprise after the Separation.

HP no longer consolidates Hewlett Packard Enterprise within its financial results of continuing operations. The financial results of Hewlett Packard Enterprise are presented as Earnings from discontinued operations, net of taxes on the Consolidated Statements of Earnings. Discontinued operations include results of Hewlett Packard Enterprise’s business and separation costs primarily related to third-party consulting, contractor fees and other related costs.

HP has combined net revenue from products and services and cost of products and services in the Consolidated Statements of Earnings, as services after the Separation are not material.

The following table presents the financial results of HP’s discontinued operations:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Net revenue	$51,892	$54,803	$57,025
Cost of sales(1)	37,072	39,408	41,626
Expenses(2)	13,269	12,466	11,784
Interest and other, net(3)	351	235	160
Earnings from discontinued operations before taxes	$1,200	$2,694	$3,455
Provision for taxes	(364)	(605)	(802)
Earnings from discontinued operations, net of taxes	$836	$2,089	$2,653

(1)                       Cost of products, cost of services and financing interest.

(2)                       Expenses for fiscal 2015 included $1.3 billion of separation costs.

(3)                       Allocation of interest to Hewlett Packard Enterprise was based on using the average effective interest rate of the debt assumed by Hewlett Packard Enterprise and the debt repaid as part of the Separation. Interest and other, net also includes loss from the early extinguishment of debt in connection with the review of HP’s capital structure and the Separation.

The following table presents the significant non-cash items and capital expenditures of HP’s discontinued operations:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Depreciation and amortization	$3,657	$3,861	$4,052
Purchases of property, plant and equipment	$3,020	$3,228	$2,241

The following table presents assets and liabilities that were transferred to Hewlett Packard Enterprise as of November 1, 2015 and are presented as discontinued operations on the Consolidated Balance Sheets:

	As of October 31
	2015	2014
	In millions
Cash and cash equivalents	$9,849	$2,196
Accounts receivable	8,538	8,487
Financing receivables	2,918	2,945
Inventory	2,197	1,884
Other current assets	7,090	6,048
Total current assets of discontinued operations	$30,592	$21,560
Property, plant and equipment	$9,598	$8,543
Goodwill	27,261	25,448
Long-term financing receivables and other non-current assets	9,472	8,246
Total non-current assets of discontinued operations	$46,331	$42,237
Notes payable and short-term borrowings	$691	$892
Accounts payable	5,762	4,774
Employee compensation and benefits	2,861	2,737
Taxes on earnings	587	909
Deferred revenue	5,148	5,144
Other accrued liabilities	6,472	5,437
Total current liabilities of discontinued operations	$21,521	$19,893
Long-term debt	$15,103	$476
Other non-current liabilities	7,346	7,770
Total non-current liabilities of discontinued operations	$22,449	$8,246

Subsequent to the Separation, in conformity with the separation agreement, HP made a final cash transfer of $526 million to Hewlett Packard Enterprise.

In fiscal 2014, certain corporate assets and liabilities were not specifically attributed to any business and were managed centrally at a corporate level and reported in continuing operations, including portions of cash and cash equivalents, property, plant and equipment, pension assets and liabilities and long-term debt. In the fourth quarter of fiscal 2015, these corporate assets and liabilities were assigned and transferred to the appropriate legal entities of Hewlett Packard Enterprise and are included in the amounts reported in discontinued operations in fiscal 2015.

Note 3: Segment Information

HP is a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services. HP sells to individual consumers, small- and medium-sized businesses (“SMBs”) and large enterprises, including customers in the government, health and education sectors.

HP’s operations are organized into three segments for financial reporting purposes: Personal Systems, Printing and Corporate Investments. HP’s organizational structure is based on a number of factors that the chief operating decision maker uses to evaluate, view and run its business operations, which include, but are not limited to, customer base and homogeneity of products and technology. The segments are based on this organizational structure and information reviewed by HP’s chief operating decision maker to evaluate segment results. The chief operating decision maker uses several metrics to evaluate the performance of the overall business, including earnings from operations, and uses these results to allocate resources to each of the segments.

A summary description of each segment follows.

Personal Systems provides commercial personal computers (“PCs”), consumer PCs, workstations, thin clients, tablets, retail point-of-sale systems, calculators and other related accessories, software, support and services for the commercial and consumer markets. HP groups commercial notebooks, commercial desktops, commercial services, commercial tablets, commercial detachables, workstations, retail point-of-sale systems and thin clients into commercial clients and consumer notebooks, consumer desktops, consumer services, consumer tablets and consumer detachables into consumer clients when describing performance in these markets. Described below are HP’s global business capabilities within Personal Systems.

•                  Commercial PCs are optimized for enterprise and SMB customers, with a focus on robust designs, serviceability, connectivity, reliability and manageability in networked environments. Additionally, HP offers a range of services and solutions to enterprise and SMB customers to help them manage the lifecycle of their PC and mobility installed base.

•                  Consumer PCs are notebooks, desktops, and hybrids that are optimized for consumer usage, focusing on multi-media consumption, online browsing, and light productivity.

Printing provides consumer and commercial printer hardware, supplies, media, solutions and services, as well as scanning devices. Printing is also focused on imaging solutions in the commercial markets. HP groups LaserJet, graphics and PageWide printers into Commercial Hardware and Inkjet printers into Consumer Hardware when describing performance in these markets. Described below are HP’s global business capabilities within Printing.

•                  LaserJet and Enterprise Solutions deliver HP’s LaserJet printers, supplies and solutions to SMBs and large enterprises. HP goes to market through its extensive channel network and directly with HP sales. Ongoing key initiatives include printer security solutions, PageWide Enterprise solutions, and award-winning JetIntelligence products.

•                  Inkjet and Printing Solutions deliver HP’s consumer, SMB, and PageWide Inkjet solutions (hardware, supplies, media, and web-connected hardware and services). Ongoing initiatives and programs such as Ink in the Office and Ink Advantage and newer initiatives such as Instant Ink provide innovative printing solutions to consumers and SMBs.

•                  Graphics Solutions deliver large format printers (Designjet, Large Format Production, and Scitex Industrial), specialty printing, digital press solutions (Indigo and Inkjet Webpress), supplies and services to print service providers and design and rendering customers.

•                  Print Solutions provide end-to-end services and software, as well as core platforms to develop and deploy services across printing systems. HP’s focus includes driving customer value through managed print services, providing support solutions for new and existing customers and innovative software solutions for augmented reality, contact center analytics, customer communications management and digital experience management.

Corporate Investments includes HP Labs and certain business incubation projects among others.

The accounting policies HP uses to derive segment results are substantially the same as those used by the company in preparing these financial statements. HP derives the results of the business segments directly from its internal management reporting system. Segment net revenue includes revenues from sales to external customers and intersegment revenues that reflect transactions between the segments on an arm’s-length basis. HP’s consolidated net revenue is derived and reported after the elimination of intersegment revenues from such arrangements.

HP periodically engages in intercompany advanced royalty payment and licensing arrangements that may result in advance payments between subsidiaries. Revenues from these intercompany arrangements are deferred and recognized as earned over the term of the arrangement by the HP legal entities involved in such transactions; however, these advanced payments are eliminated from revenues as reported by HP and its business segments. As disclosed in Note 7, “Taxes on earnings”, during fiscal 2015, HP executed intercompany advanced royalty payment arrangements which resulted in advanced payments of $3.8 billion, while during fiscal 2014, HP executed a multi-year intercompany licensing arrangement and intercompany advanced royalty payment arrangement which resulted in combined advanced payments of $3.8 billion. In these transactions, the payments were received in the U.S. from a foreign consolidated affiliate, with a deferral of intercompany revenues over the term of the arrangements, which is approximately 5 years and 15 years, respectively. The impact of these intercompany arrangements is eliminated from both HP consolidated and segment net revenues.

HP does not allocate to its segments certain operating expenses, which it manages at the corporate level. These unallocated costs include certain corporate governance costs, stock-based compensation expense, amortization of intangible assets, restructuring charges, acquisition and other related charges, defined benefit plan settlement charges and non-operating retirement-related credits.

Segment Operating Results from Continuing Operations

	Personal Systems	Printing	Corporate Investments	Total Segments	Intersegment Eliminations and Other	Total

2015
Net revenue	$31,520	$21,232	$20	$52,772	$(1,309)	$51,463
Earnings (loss) from operations	$1,022	$3,765	$(43)	$4,744
2014
Net revenue	$34,387	$23,211	$296	$57,894	$(1,243)	$56,651
Earnings from operations	$1,265	$4,161	$157	$5,583
2013
Net revenue	$32,179	$24,128	$16	$56,323	$(1,050)	$55,273
Earnings (loss) from operations	$980	$3,953	$(94)	$4,839

The reconciliation of segment operating results to HP consolidated results was as follows:

	For the fiscal years ended October 31
	2015	2014	2013
		In millions
Net revenue:
Total segments	$52,772	$57,894	$56,323
Intersegment net revenue eliminations and other	(1,309)	(1,243)	(1,050)
Total HP consolidated net revenue	$51,463	$56,651	$55,273
Earnings from continuing operations before taxes:
Total segment earnings from operations	$4,744	$5,583	$4,839
Corporate and unallocated costs and eliminations	(504)	(826)	(801)
Stock-based compensation expense	(212)	(196)	(156)
Amortization of intangible assets	(102)	(129)	(198)
Restructuring charges	(63)	(176)	(168)
Defined benefit plan settlement credits	57	—	—
Interest and other, net	(388)	(393)	(461)
Total HP consolidated earnings from continuing operations before taxes	$3,532	$3,863	$3,055

Segment Assets from Continuing Operations

HP allocates assets to its business segments based on the segments primarily benefiting from the assets. Total assets by segment and the reconciliation of segment assets to HP consolidated assets from continuing operations were as follows:

	As of October 31
	2015	2014
	In millions
Personal Systems	$11,240	$12,104
Printing	10,687	10,666
Corporate Investments	9	34
Corporate and unallocated assets	8,023	16,605
Total HP consolidated assets from continuing operations	$29,959	$39,409

Major Customers

No single customer represented 10% or more of HP’s total net revenue in any fiscal year presented.

Geographic Information

Net revenue by country is based upon the sales location that predominately represents the customer location. For each of the fiscal years of 2015, 2014 and 2013, other than the U.S., no country represented more than 10% of HP net revenue.

Net revenue by country in which HP operates was as follows:

	For the fiscal years ended October 31
	2015	2014	2013
		In millions
U.S.	$17,746	$18,229	$18,029
Other countries	33,717	38,422	37,244
Total net revenue	$51,463	$56,651	$55,273

Net property, plant and equipment from continuing operations by country in which HP operates was as follows:

	As of October 31
	2015	2014
	In millions
U.S.	$650	$2,167
Other countries	842	630
Total net property, plant and equipment from continuing operations	$1,492	$2,797

Net revenue by segment and business unit was as follows:

	For the fiscal years ended October 31
	2015	2014	2013
		In millions
Notebooks	$17,271	$17,540	$16,029
Desktops	10,941	13,197	12,844
Workstations	2,018	2,218	2,147
Other	1,290	1,432	1,159
Personal Systems	31,520	34,387	32,179
Supplies	13,979	14,917	15,716
Commercial Hardware	5,466	6,035	6,021
Consumer Hardware	1,787	2,259	2,391
Printing	21,232	23,211	24,128
Corporate Investments	20	296	16
Total segment net revenue	52,772	57,894	56,323
Intersegment net revenue eliminations and other	(1,309)	(1,243)	(1,050)
Total net revenue	$51,463	$56,651	$55,273

Note 4: Restructuring

Summary of Restructuring Plans

HP’s restructuring activities in fiscal 2015 summarized by plan were as follows:

		Fiscal 2015				As of October 31, 2015
	Accrued Balance, October 31, 2014	Charges	Cash Payments	Other Adjustments and Non-Cash Settlements	Accrued Balance, October 31, 2015	Total Costs Incurred to Date	Total Expected Costs to Be Incurred
				In millions
Fiscal 2015 Plan
Severance	$—	$39	$—	$—	$39	$39	$240
Infrastructure and other	—	—	—	—	—	—	60
Total 2015 Plan	—	39	—	—	39	39	300

Fiscal 2012 Plan
Severance and EER	218	23	(216)	(4)	21	1,067	1,067
Infrastructure and other	7	1	(4)	(1)	3	44	44
Total 2012 Plan	225	24	(220)	(5)	24	1,111	1,111
Total restructuring plans	$225	$63	$(220)	$(5)	$63	$1,150	$1,411

Reflected in Consolidated Balance Sheets:
Other accrued liabilities	$187				$61
Other non-current liabilities	$38				$2

Fiscal 2015 Plan

In connection with the Separation, on September 14, 2015, HP’s Board of Directors approved a cost saving plan which includes labor and non-labor actions which will be implemented through fiscal 2016. HP expects approximately 3,000 employees will exit by the end of fiscal 2016. The changes to the workforce will vary by country, based on local legal requirements and consultations with employee works councils and other employee representatives, as appropriate. HP estimates that it will incur aggregate pre-tax charges of approximately $300 million which relate to workforce reductions, real estate consolidation and other non-labor charges.

Fiscal 2012 Plan

On May 23, 2012, HP adopted a multi-year restructuring plan (the “2012 Plan”) designed to simplify business processes, accelerate innovation and deliver better results for customers, employees and stockholders. As of October 31, 2015 HP eliminated 13,700 positions in connection with the 2012 Plan, with a portion of those employees exiting the company as part of voluntary enhanced early retirement (“EER”) programs in the U.S. and in certain other countries. HP recognized $1.1 billion in total aggregate charges in connection with the 2012 Plan which related to workforce reductions, the EER programs, data center and real estate consolidation and other items. The severance and infrastructure related cash payments associated with the 2012 Plan are expected to be paid out through fiscal 2021. As of October 31, 2015, the 2012 Plan is considered complete. HP does not expect any additional charges to this plan.

Note 5: Retirement and Post-Retirement Benefit Plans

Separation related activities

In advance of the Separation, HP underwent a plan-by-plan analysis in which it was determined whether each plan would be assigned to HP or Hewlett Packard Enterprise. While some pension plans transitioned in their entirety to Hewlett Packard Enterprise or remain in their entirety with HP, other plans were split into two identical plans resulting in both companies splitting the plan’s assets and liabilities. For fiscal 2014, the funded status and assets and liabilities related to plans not specifically attributed to any business and managed centrally at a corporate level are reported in continuing operations. In the fourth quarter of fiscal 2015, the plans were legally separated and the amounts attributable to Hewlett Packard Enterprise were transferred and reported as discontinued operations in fiscal 2015.

As a result of these plan separations, HP retains defined benefit plan assets of $11,930 million, of which $11,077 million pertain to the U.S. plans. These defined benefit plans have a projected benefit obligation at October 31, 2015 of

$13,791 million, of which $12,709 million pertain to the U.S. plans. The net funded status of these plans represent a net obligation which is recognized on HP’s Consolidated Balance Sheets for approximately $1,861 million, of which $1,632 million pertains to the U.S. plans.

In addition, HP retains post-retirement benefit plan assets of approximately $434 million. The projected benefit obligation for these post-retirement benefit plans as of October 31, 2015 was $597 million. The net funded status of these plans represents a net obligation which is recognized on HP’s Consolidated Balance Sheets for $163 million.

The Hewlett-Packard Company 401(k) Plan, now known as the HP Inc. 401(k) Plan, will remain with HP. A new 401(k) Plan was created for the employees of Hewlett Packard Enterprise. Balances for Hewlett Packard Enterprise employees were transferred to the new plan post-Separation.

Defined Benefit Plans

HP sponsors a number of defined benefit pension plans worldwide. The most significant defined benefit plans, mainly including the HP Inc. Pension Plan (“Pension Plan”) are in the U.S.

HP reduces the benefit payable to certain U.S. employees under the Pension Plan for service before 1993, if any, by any amounts due to the employee under HP’s frozen defined contribution Deferred Profit-Sharing Plan (“DPSP”). At October 31, 2015 and 2014, the fair value of plan assets of the DPSP was $742 million and $828 million, respectively. The DPSP plan obligations are equal to the plan assets and are recognized as an offset to the Pension Plan when HP calculates its defined benefit pension cost and obligations. The Pension Plan and the DPSP Plan both remain entirely with HP post-Separation.

Post-Retirement Benefit Plans

HP sponsors retiree health and welfare benefit plans, of which the most significant are in the U.S. Under the HP Inc. Retiree Welfare Benefits Plan, certain pre-2003 retirees and grandfathered participants with continuous service to HP since 2002 are eligible to receive partially-subsidized medical coverage based on years of service at retirement. HP’s share of the premium cost is capped for all subsidized medical coverage provided under the HP Retiree Welfare Benefits Plan. HP currently leverages the employer group waiver plan process to provide HP Retiree Welfare Benefits Plan post-65 prescription drug coverage under Medicare Part D, thereby giving HP access to federal subsidies to help pay for retiree benefits.

Certain employees not grandfathered under the above programs, as well as employees hired after 2002 but before August 2008, are eligible for credits under the HP Inc. Retirement Medical Savings Account Plan (“RMSA”) upon attaining age 45. Credits offered after September 2008 are provided in the form of matching credits on employee contributions made to a voluntary employee beneficiary association. On retirement, former employees may use these credits for the reimbursement of certain eligible medical expenses, including premiums required for coverage.

Defined Contribution Plans

HP offers various defined contribution plans for U.S. and non-U.S. employees. Total defined contribution expense for employees remaining with HP was $92 million in fiscal 2015, $93 million in fiscal 2014 and $98 million in fiscal 2013.

U.S. employees are automatically enrolled in the HP Inc., 401(k) Plan when they meet eligibility requirements, unless they decline participation. The quarterly employer matching contributions in the HP 401(k) Plan are 100% of an employee’s contributions, up to a maximum of 4% of eligible compensation.

Pension and Post-Retirement Benefit Expense

The components of HP’s pension and post-retirement benefit (credit) cost recognized in the Consolidated Statements of Earnings were as follows:

	For the fiscal years ended October 31
	2015	2014	2013	2015	2014	2013	2015	2014	2013
	U.S. Defined Benefit Plans			Non-U.S. Defined Benefit Plans			Post-Retirement Benefit Plans
	In millions
Service cost	$1	$1	$1	$208	$234	$239	$5	$5	$6
Interest cost	556	554	545	289	454	404	28	32	31
Expected return on plan assets	(849)	(811)	(845)	(601)	(776)	(677)	(39)	(34)	(34)
Amortization and deferrals:
Actuarial loss (gain)	52	13	75	213	236	254	(11)	(10)	2
Prior service benefit	—	—	—	(15)	(21)	(24)	(19)	(41)	(67)
Net periodic benefit (credit) cost	(240)	(243)	(224)	94	127	196	(36)	(48)	(62)
Curtailment gain	—	—	—	—	(6)	(13)	—	—	(7)
Settlement (gain) loss	(79)	1	12	—	4	—	—	—	—
Special termination benefits	—	—	—	7	11	12	1	32	(5)
Total benefit (credit) cost	$(319)	$(242)	$(212)	$101	$136	$195	$(35)	$(16)	$(74)
Less: Plan expense (credit) allocated to Hewlett Packard Enterprise(1)	—	—	—	25	(6)	(114)	28	18	66
Total benefit (credit) cost from continuing operations	$(319)	$(242)	$(212)	$126	$130	$81	$(7)	$2	$(8)
Summary of total benefit (credit) cost:
Continuing operations	$(319)	$(242)	$(212)	$126	$130	$81	$(7)	$2	$(8)
Discontinued operations	236	17	17	105	125	285	(28)	(18)	(66)
Total benefit (credit) cost	$(83)	$(225)	$(195)	$231	$255	$366	$(35)	$(16)	$(74)

(1)             Plan expense (credit) allocation relates to the employees of HP covered under Hewlett Packard Enterprise plans or employees of Hewlett Packard Enterprise covered under HP plans.

Lump sum program

In January 2015, HP offered certain terminated vested participants of the Pension Plan the option of receiving their pension benefit in a one-time voluntary lump sum during a specified window. Approximately 50% of the eligible participants elected to receive their benefits and as a result the pension plan trust paid $826 million in lump sum payments to these participants in fiscal 2015. As a result of the lump sum program, pre-Separation HP recognized a settlement expense of approximately $114 million, of which a credit of $79 million pertains to continuing operations and an expense of $193 million pertains to discontinued operations. Additionally a remeasurement of the U.S. defined benefit plans was required, resulting in additional net periodic benefit cost of $45 million, of which $20 million pertains to continuing operations and $25 million pertains to discontinued operations for fiscal 2015 which offset the actuarial gain from the settlement and which was recognized in the Consolidated Statements of Earnings.

During fiscal 2015, certain events, primarily the Separation and settlement as a result of the lump sum program, required multiple pension plans to be remeasured during the year. Thus, the assumptions used to calculate the net benefit (credit) cost for the remaining portion of the fiscal year after remeasurement were re-determined based on the then current market conditions.

The weighted-average assumptions used to calculate the total periodic benefit (credit) cost represent the assumptions used for all defined benefit and post-retirement benefit plans with HP prior to the Separation. These assumptions were as follows:

	For the fiscal years ended October 31
	2015	2014	2013	2015	2014	2013	2015	2014	2013
	U.S. Defined Benefit Plans			Non-U.S. Defined Benefit Plans			Post-Retirement Benefit Plans
Discount rate	4.4%	4.9%	4.1%	3.0%	3.9%	3.8%	3.6%	3.9%	3.0%
Expected increase in compensation levels	2.0%	2.0%	2.0%	2.4%	2.4%	2.4%	—	—	—
Expected long-term return on plan assets	7.2%	7.7%	7.8%	6.9%	7.0%	7.2%	9.0%	8.9%	9.0%

Funded Status

The funded status of the defined benefit and post-retirement benefit plans was as follows:

	As of October 31
	2015	2014	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans		Post-Retirement Benefit Plans
	In millions
Change in fair value of plan assets:
Fair value of assets beginning of year	$11,979	$10,866	$12,472	$11,307	$458	$396
Acquisition/addition of plans	(1)	—	9	8	—	—
Actual return on plan assets	506	1,648	547	1,482	45	83
Employer contributions	8	7	487	270	38	92
Participant contributions	—	—	48	61	57	54
Benefits paid	(301)	(538)	(297)	(398)	(124)	(167)
Settlement	(1,114)	(4)	(9)	(20)	—	—
Currency impact	—	—	(737)	(718)	—	—
Transfers from Hewlett Packard Enterprise (1)	—	—	—	480	—	—
Transfers to Hewlett Packard Enterprise (2)	—	—	(11,667)	—	(40)	—
Fair value of assets —end of year	$11,077	$11,979	$853	$12,472	$434	$458

Change in benefits obligation
Projected benefit obligation—beginning of year	$13,386	$11,538	$13,885	$12,095	$840	$867
Acquisition/addition of plans	(1)	—	4	8	—	—
Service cost	1	1	208	234	5	5
Interest cost	556	554	289	454	28	32
Participant contributions	—	—	48	61	57	54
Actuarial loss (gain)	(170)	1,835	48	1,758	(49)	22
Benefits paid	(301)	(538)	(297)	(398)	(126)	(167)
Plan amendments	—	—	(7)	—	—	—
Curtailment	—	—	—	(36)	—	—
Settlement	(1,114)	(4)	(9)	(20)	—	—
Special termination benefits	—	—	7	11	1	32
Currency impact	—	—	(825)	(783)	(9)	(5)
Transfers from Hewlett Packard Enterprise (1)	365	—	—	501	—	—
Transfers to Hewlett Packard Enterprise (2)	(13)	—	(12,269)	—	(150)	—
Projected benefit obligation—end of year	$12,709	$13,386	$1,082	$13,885	$597	$840
Funded status at end of year	$(1,632)	$(1,407)	$(229)	$(1,413)	$(163)	$(382)
Accumulated Benefit Obligation	$12,708	$13,385	$989	$13,371	—	—

(1)                                     In fiscal 2014, Hewlett Packard Enterprise’s plan in the Netherlands was merged into HP’s plan. In October 2015, Hewlett Packard Enterprise transferred to HP three unfunded non-qualified U.S. defined benefit plans.

(2)                                     In fiscal 2015, in connection with the Separation, HP transferred plan assets and liabilities from HP’s plans to established Hewlett Packard Enterprise plans.

The weighted-average assumptions used to calculate the projected benefit obligations for the fiscal year ended October 31, 2015 represent the assumptions used for the defined benefit and post-retirement benefit plans remaining with HP post-Separation and for the fiscal year ended October 31, 2014 represent the assumptions used for the defined benefit and post-retirement benefit plans with HP prior to the Separation. These assumptions were as follows:

	For the fiscal years ended October 31
	2015	2014	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans		Post-Retirement Benefit Plans
Discount rate	4.4%	4.4%	2.3%	3.2%	3.6%	3.6%
Expected increase in compensation levels	2.0%	2.0%	2.5%	2.5%	—	—

For the U.S. defined benefit plans, HP adopted a new mortality table in fiscal 2014 to better reflect expected lifetimes of its U.S. plan participants. The table used is based on a historical demographic study of the plans and increased the projected benefit obligation by approximately $870 million for the year ended October 31, 2014. The increase in the projected benefit obligation was recognized, in fiscal 2014, as a part of the net actuarial loss as included in the other comprehensive loss which is being amortized over the remaining estimated life of plan participants.

The net amounts of noncurrent assets and current and noncurrent liabilities for HP’s defined benefit and post-retirement benefit plans recognized on HP’s Consolidated Balance Sheet were as follows:

	As of October 31
	2015	2014	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans		Post-Retirement Benefit Plans
			In millions
Noncurrent assets	$—	$—	$37	$379	$—	$—
Current liabilities	(35)	(15)	(4)	(20)	(43)	(47)
Noncurrent liabilities	(1,597)	(1,392)	(262)	(1,772)	(120)	(335)
Funded status at end of year	$(1,632)	$(1,407)	$(229)	$(1,413)	$(163)	(382)

The following table summarizes the pre-tax net actuarial loss (gain) and prior service benefit recognized in Accumulated other comprehensive loss for the defined benefit and post-retirement benefit plans. The historical statements of comprehensive income have not been revised to reflect the effect of the Separation.

	As of October 31, 2015
	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	Post-Retirement Benefit Plans
		In millions
Net actuarial loss (gain)	$1,379	$5,161	$(173)
Prior service benefit	—	(242)	(99)
Total recognized in Accumulated other comprehensive loss	$1,379	$4,919	$(272)

The following table summarizes HP’s net actuarial loss (gain) and prior service benefit that are expected to be amortized from accumulated other comprehensive loss (income) and recognized as components of net periodic benefit cost (credit) from continuing operations during the next fiscal year.

	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	Post-Retirement Benefit Plans
		In millions
Net actuarial loss (gain)	$55	$25	$(12)
Prior service benefit	—	(3)	(17)
Total expected to be recognized in net periodic benefit cost (credit)	$55	$22	$(29)

Defined benefit plans with projected benefit obligations exceeding the fair value of plan assets were as follows:

	As of October 31
	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Aggregate fair value of plan assets	$11,077	$11,979	$418	$8,058
Aggregate projected benefit obligation	$12,709	$13,386	$684	$9,852

Defined benefit plans with accumulated benefit obligations exceeding the fair value of plan assets were as follows:

	As of October 31
	2015	2014	2015	2014
	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans
	In millions
Aggregate fair value of plan assets	$11,077	$11,979	$409	$7,935
Aggregate accumulated benefit obligation	$12,708	$13,385	$609	$9,364

Fair Value of Plan Assets

The table below sets forth the fair value of plan assets by asset category within the fair value hierarchy as of October 31, 2015.

	As of October 31, 2015
	U.S. Defined Benefit Plans				Non-U.S. Defined Benefit Plans				Post-Retirement Benefit Plans
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Asset Category:
Equity securities
U.S.	$1,833	$47	$—	$1,880	$124	$11	$—	$135	$—	$1	$—	$1
Non-U.S.	1,322	13	—	1,335	135	86	15	236	—	—	—	—
Debt securities
Corporate	—	3,238	31	3,269	—	282	—	282	—	28	—	28
Government(1)	—	1,756	—	1,756	—	85	—	85	—	39	—	39
Alternative Investments
Private Equity(2)	—	—	1,170	1,170	—	—	2	2	—	—	253	253
Hybrids(3)	—	—	—	—	—	7	2	9	—	—	—	—
Hedge Funds(4)	—	388	260	648	3	6	4	13	—	—	—	—
Real Estate Funds	—	—	—	—	17	16	—	33	—	—	—	—
Insurance Group Annuity Contracts	—	—	—	—	—	(2)	4	2	—	—	—	—
Common Collective Trusts and 103-12 Investment Entities(5)	—	756	—	756	—	7	—	7	—	59	—	59
Registered Investment Companies(6)	38	176	—	214	—	1	—	1	52	3	—	55
Cash and Cash Equivalents(7)	38	203	—	241	33	—	—	33	4	3	—	7
Other(8)	(224)	32	—	(192)	7	1	7	15	(8)	—	—	(8)
Total	$3,007	$6,609	$1,461	$11,077	$319	$500	$34	$853	$48	$133	$253	$434

(1)                                     Includes debt issued by national, state and local governments and agencies.

(2)                                     Includes limited partnerships such as equity, buyout, venture capital, real estate and other similar funds that invest in the U.S. and internationally where foreign currencies are hedged.

(3)                                     Includes a fund that invests in both private and public equities primarily in the U.S. and the United Kingdom, as well as emerging markets across all sectors. The fund also holds fixed income and derivative instruments to hedge interest rate and inflation risk. In addition, the fund includes units in transferable securities, collective investment schemes, money market funds, cash and deposits.

(4)                                     Includes limited partnerships that invest both long and short primarily in common stocks and credit, relative value, event driven equity, distressed debt and macro strategies. Management of the hedge funds has the ability to shift investments from value to growth strategies, from small to large capitalization stocks and bonds, and from a net long position to a net short position.

(5)                                     Department of Labor 103-12 IE (Investment Entity) designation is for plan assets held by two or more unrelated employee benefit plans which includes limited partnerships and venture capital partnerships.

(6)                                     Includes publicly and privately traded Registered Investment Entities.

(7)                                     Includes cash and cash equivalents such as short-term marketable securities.

(8)                                     Includes primarily unsettled transactions, international insured contracts, and derivative instruments. Such unsettled transactions relate primarily to fixed income securities settled in the first quarter of fiscal 2016.

Changes in fair value measurements of Level 3 investments were as follows:

	For the fiscal year ended October 31, 2015
	U.S. Defined Benefit Plans					Non-U.S. Defined Benefit Plans								Post-Retirement Benefit Plans
	Debt Securities	Alternative Investments				Equity	Alternative Investments							Alternative Investments
	Corporate Debt	Private Equity	Hybrids	Hedge Funds	Total	Non U.S. Equities	Private Equity	Hybrids	Hedge Funds	Real Estate	Insurance Group Annuities	Other	Total	Private Equity	Hybrids	Total
	In millions
Beginning balance at October 31, 2014	$7	$1,284	$3	$263	$1,557	$80	$23	$43	$285	$207	$74	$2	$714	$271	$1	$272
Actual return on plan assets:
Relating to assets still held at the reporting date	—	(25)	—	(3)	(28)	(5)	—	(3)	(7)	(10)	(10)	2	(33)	(2)	—	(2)
Relating to assets sold during the period	—	145	(1)	—	144	—	2	(22)	—	—	—	—	(20)	46	—	46
Purchases, sales, and settlements (net)	24	(234)	(2)	—	(212)	—	3	—	12	(1)	(2)	—	12	(62)	(1)	(63)
Transfers in and/or out of Level 3	—	—	—	—	—	21	(7)	9	(84)	(173)	—	37	(197)	—	—	—
Transfers from (to) Hewlett Packard Enterprise	—	—	—	—	—	(81)	(19)	(25)	(202)	(23)	(58)	(34)	(442)	—	—	—
Ending balance at October 31, 2015	$31	$1,170	$—	$260	$1,461	$15	$2	$2	$4	$—	$4	$7	$34	$253	$—	$253

The table below sets forth the fair value of plan assets as of October 31, 2014 by asset category within the fair value hierarchy.

	As of October 31, 2014
	U.S. Defined Benefit Plans				Non-U.S. Defined Benefit Plans				Post-Retirement Benefit Plans
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Asset Category:
Equity securities
U.S.	$1,787	$—	$—	$1,787	$1,986	$30	$—	$2,016	$—	$—	$—	$—
Non-U.S.	1,268	—	—	1,268	2,788	742	80	3,610	—	—	—	—
Debt securities
Corporate	—	3,283	7	3,290	—	2,349	—	2,349	—	20	—	20
Government(1)	—	2,204	—	2,204	—	1,615	—	1,615	—	22	—	22
Alternative Investments
Private Equity(2)	—	—	1,284	1,284	—	2	23	25	—	—	271	271
Hybrids(3)	—	—	3	3	114	1,088	43	1,245	—	—	1	1
Hedge Funds(4)	—	346	263	609	—	26	285	311	—	—	—	—
Real Estate Funds	—	—	—	—	220	277	207	704	—	—	—	—
Insurance Group Annuity Contracts	—	—	—	—	—	44	74	118	—	—	—	—
Common Collective Trusts and 103-12 Investment Entities(5)	—	854	—	854	—	—	—	—	—	55	—	55
Registered Investment Companies(6)	68	314	—	382	—	—	—	—	86	1	—	87
Cash and Cash Equivalents(7)	161	66	—	227	348	1	—	349	—	6	—	6
Other(8)	(24)	95	—	71	28	100	2	130	(4)	—	—	(4)
Total	$3,260	$7,162	$1,557	$11,979	$5,484	$6,274	$714	$12,472	$82	$104	$272	$458

(1)            Includes debt issued by national, state and local governments and agencies.

(2)                                     Includes limited partnerships such as equity, buyout, venture capital, real estate and other similar funds that invest in the U.S. and internationally where foreign currencies are hedged.

(3)                                     Includes a fund that invests in both private and public equities primarily in the U.S. and the United Kingdom, as well as emerging markets across all sectors. The fund also holds fixed income and derivative instruments to hedge interest rate and inflation risk. In addition, the fund includes units in transferable securities, collective investment schemes, money market funds, cash and deposits.

(4)                                     Includes limited partnerships that invest both long and short primarily in common stocks and credit, relative value, event driven equity, distressed debt and macro strategies. Management of the hedge funds has the ability to shift investments from value to growth strategies, from small to large capitalization stocks and bonds, and from a net long position to a net short position.

(5)                                     Department of Labor 103-12 IE (Investment Entity) designation is for plan assets held by two or more unrelated employee benefit plans which includes limited partnerships and venture capital partnerships.

(6)                                     Includes publicly and privately traded Registered Investment Entities.

(7)                                     Includes cash and cash equivalents such as short-term marketable securities.

(8)                                     Includes international insured contracts, derivative instruments and unsettled transactions.

Changes in fair value measurements of Level 3 investments were as follows:

	For the fiscal year ended October 31, 2014
	U.S. Defined Benefit Plans					Non-U.S. Defined Benefit Plans							Post-Retirement Benefit Plans
	Debt Securities	Alternative Investments				Equity	Alternative Investments							Alternative Investments
	Corporate Debt	Private Equity	Hybrids	Hedge Funds	Total	Non U.S. Equities	Private Equity	Hybrids	Hedge Funds	Real Estate	Insurance Group Annuities	Other	Total	Private Equity	Hybrids	Total
								In millions
Beginning balance at October 31, 2013	$—	$1,250	$2	$113	$1,365	$77	$30	$—	$194	$159	$40	$2	$502	$234	$1	$235

Actual return on plan assets:
Relating to assets still held at the reporting date	—	92	1	10	103	3	2	—	14	21	(7)	—	33	51	—	51
Relating to assets sold during the period	—	169	—	—	169	—	2	—	(1)	—	—	—	1	21	—	21
Purchases, sales, and settlements (net)	7	(227)	—	140	(80)	—	(11)	43	72	11	(2)	—	113	(35)	—	(35)
Transfers in and/or out of Level 3	—	—	—	—	—	—	—	—	—	16	8	—	24	—	—	—
Transfer from (to) Hewlett Packard Enterprise	—	—	—	—	—	—	—	—	6	—	35	—	41	—	—	—
Ending balance at October 31, 2014	$7	$1,284	$3	$263	$1,557	$80	$23	$43	$285	$207	$74	$2	$714	$271	$1	$272

The following is a description of the valuation methodologies used to measure plan assets at fair value. There have been no changes in the methodologies used during the reporting period.

Investments in publicly-traded equity securities are valued using the closing price on the measurement date as reported on the stock exchange on which the individual securities are traded. For corporate, government and asset-backed debt securities, fair value is based on observable inputs of comparable market transactions. For corporate and government debt securities traded on active exchanges, fair value is based on observable quoted prices. The valuation of alternative investments, such as limited partnerships and joint ventures, may require significant management judgment. For alternative investments, valuation is based on net asset value (“NAV”) as reported by the Asset Manager and adjusted for cash flows, if necessary. In making such an assessment, a variety of factors are reviewed by management, including, but not limited to, the timeliness of NAV as reported by the asset manager and changes in general economic and market conditions subsequent to the last NAV reported by the asset manager. Depending on the amount of management judgment, the lack of near-term liquidity, and the absence of quoted market prices, these assets are classified in Level 2 or Level 3 of the fair value hierarchy. Further, depending on how quickly HP can redeem its hedge fund investments, and the extent of any adjustments to NAV, hedge funds are classified in either Level 2 or Level 3 of the fair value hierarchy. Common collective trusts, interests in 103-12 entities and registered investment companies are valued at NAV. The valuation for some of these assets requires judgment due to the absence of quoted market prices, and these assets are generally classified in Level 2 of the fair value hierarchy. Cash and cash equivalents includes money market funds, which are valued based on NAV. Other assets, including insurance group annuity contracts, were classified in the fair value hierarchy based on the lowest level input (e.g., quoted prices and observable inputs) that is significant to the fair value measure in its entirety.

Plan Asset Allocations

The weighted-average target and actual asset allocations across the benefit plans represented in the fair value tables above, at the respective measurement dates, were as follows:

	U.S. Defined Benefit Plans			Non-U.S. Defined Benefit Plans			Post-Retirement Benefit Plans
	2015 Target	Plan Assets		2015 Target	Plan Assets		2015 Target	Plan Assets
Asset Category	Allocation	2015	2014	Allocation	2015	2014	Allocation	2015	2014
Public equity securities		34.2%	31.3%		45.0%	47.6%		11.6%	10.2%
Private/other equity securities		16.4%	15.8%		1.3%	10.2%		58.3%	58.6%
Real estate and other		(1.7)%	0.6%		5.6%	6.7%		(1.9)%	—
Equity-related investments	53.5%	48.9%	47.7%	51.4%	51.9%	64.5%	66.1%	68.0%	68.8%
Debt securities	46.1%	47.5%	49.2%	48.0%	44.2%	32.7%	32.0%	27.3%	27.5%
Cash and cash equivalents	0.4%	3.6%	3.1%	0.6%	3.9%	2.8%	1.9%	4.7%	3.7%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Investment Policy

HP’s investment strategy is to seek a competitive rate of return relative to an appropriate level of risk depending on the funded status of each plan and the timing of expected benefit payments. The majority of the plans’ investment managers employ active investment management strategies with the goal of outperforming the broad markets in which they invest. Risk management practices include diversification across asset classes and investment styles and periodic rebalancing toward asset allocation targets. A number of the plans’ investment managers are authorized to utilize derivatives for investment or liability exposures, and HP may utilize derivatives to effect asset allocation changes or to hedge certain investment or liability exposures.

The target asset allocation selected for each U.S. plan reflects a risk/return profile HP believes is appropriate relative to each plan’s liability structure and return goals. HP conducts periodic asset-liability studies for U.S. plans in order to model various potential asset allocations in comparison to each plan’s forecasted liabilities and liquidity needs. HP invests a portion of the U.S. defined benefit plan assets and post-retirement benefit plan assets in private market securities such as private equity funds to provide diversification and a higher expected return on assets.

Outside the U.S., asset allocation decisions are typically made by an independent board of trustees for the specific plan. As in the U.S., investment objectives are designed to generate returns that will enable the plan to meet its future obligations. In some countries, local regulations may restrict asset allocations, typically leading to a higher percentage of investment in fixed income securities than would otherwise be deployed. HP reviews the investment strategy and provides a recommended list of investment managers for each country plan, with final decisions on asset allocation and investment managers made by the board of trustees for the specific plan.

Basis for Expected Long-Term Rate of Return on Plan Assets

The expected long-term rate of return on plan assets reflects the expected returns for each major asset class in which the plan invests and the weight of each asset class in the target mix. Expected asset returns reflect the current yield on government bonds, risk premiums for each asset class and expected real returns which considers each country’s specific inflation outlook. Because HP’s investment policy is to employ primarily active investment managers who seek to outperform the broader market, the expected returns are adjusted to reflect the expected additional returns net of fees.

Future Contributions and Funding Policy

In fiscal 2016, HP expects to contribute approximately $18 million to its non-U.S. pension plans, $36 million to cover benefit payments to U.S. non-qualified plan participants and $43 million to cover benefit claims for HP’s post-retirement benefit plans. HP’s policy is to fund its pension plans so that it makes at least the minimum contribution required by local government, funding and taxing authorities.

Estimated Future Benefits Payments

As of October 31, 2015, HP estimates that the future benefits payments for the retirement and post-retirement plans are as follows:

Fiscal year	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	Post-Retirement Benefit Plans
	In millions
2016	$879	$22	$82
2017	636	24	71
2018	645	26	58
2019	670	28	54
2020	705	29	51
Next five fiscal years to October 31, 2025	3,785	188	197

Note 6: Stock-Based Compensation

HP’s stock-based compensation plans include incentive compensation plans and an employee stock purchase plan (“ESPP”).

Stock-Based Compensation Expense and Related Income Tax Benefits for Continuing Operations

Stock-based compensation expense and the resulting tax benefits for continuing operations were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Stock-based compensation expense	$212	$196	$156
Income tax benefit	(62)	(65)	(51)
Stock-based compensation expense, net of tax	$150	$131	$105

In connection with the Separation, the Board of Directors approved amendments to certain outstanding long-term incentive awards on July 29, 2015. The amendments provided for the accelerated vesting on September 17, 2015 of certain stock-based awards that were otherwise scheduled to vest between September 18, 2015 and December 31, 2015. The pre-tax stock-based compensation expense due to the acceleration for continuing operations was approximately $23 million in fiscal year 2015.

Cash received from option exercises and purchases under the Hewlett-Packard Company 2011 Employee Stock Purchase Plan (the “2011 ESPP”) was $206 million in fiscal 2015, $143 million in fiscal 2014 and $137 million in fiscal 2013. The benefit realized for the tax deduction from option exercises in fiscal 2015, 2014 and 2013 was $30 million, $9 million and $2 million, respectively.

Stock-Based Incentive Compensation Plans

HP’s stock-based incentive compensation plans include equity plans adopted in 2004 and 2000, as amended (“principal equity plans”), as well as various equity plans assumed through acquisitions under which stock-based awards are outstanding. Stock-based awards granted from the principal equity plans include restricted stock awards, stock options and performance-based awards. Employees meeting certain employment qualifications are eligible to receive stock-based awards.

Restricted stock awards are non-vested stock awards that may include grants of restricted stock or restricted stock units. Restricted stock awards and cash-settled awards are generally subject to forfeiture if employment terminates prior to the lapse of the restrictions. Such awards generally vest one to three years from the date of grant. During the vesting period, ownership of the restricted stock cannot be transferred. Restricted stock has the same dividend and voting rights as common stock and is considered to be issued and outstanding upon grant. The dividends paid on restricted stock are non-forfeitable. Restricted stock units do not have the voting rights of common stock, and the shares underlying restricted stock units are not considered issued and outstanding upon grant. However, shares underlying restricted stock units are included in the calculation of diluted net EPS. Restricted stock units have forfeitable dividend equivalent rights equal to the dividend paid on common stock. HP expenses the fair value of restricted stock awards ratably over the period during which the restrictions lapse.

Stock options granted under the principal equity plans are generally non-qualified stock options, but the principal equity plans permit some options granted to qualify as incentive stock options under the U.S. Internal Revenue Code. Stock options generally vest over three to four years from the date of grant. The exercise price of a stock option is equal to the closing price of HP’s stock on the option grant date. The majority of stock options issued by HP contain only service vesting conditions. However, starting in fiscal 2011, HP began granting performance-contingent stock options that vest only on the satisfaction of both service and market conditions prior to the expiration of the awards.

In connection with the Separation and in accordance with the employee matters agreement, HP has made certain adjustments to the exercise price and number of stock-based compensation awards with the intention of preserving the intrinsic value of the awards prior to the Separation. Exercisable and non-exercisable stock options have been converted to similar awards of the entity where the employee is working post-separation. Restricted stock unit awards and performance-contingent awards have been adjusted to provide holders restricted stock units and performance-contingent awards in the company that employs such employee following the Separation. The restricted stock awards activity and stock options activity in the tables below include discontinued operations, as the awards were not cancelled until the Separation became effective in the first quarter of fiscal 2016.

Restricted Stock Awards

A summary of restricted stock awards activity is as follows:

	As of October 31
	2015		2014		2013
	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share	Shares	Weighted- Average Grant Date Fair Value Per Share
	In thousands		In thousands		In thousands
Outstanding at beginning of year	40,808	$24	32,262	$21	25,532	$31
Granted and assumed through acquisition	26,991	$35	26,036	$28	20,707	$15
Vested	(34,177)	$26	(14,253)	$24	(10,966)	$33
Forfeited	(3,905)	$29	(3,237)	$22	(3,011)	$24
Outstanding at end of year	29,717	$32	40,808	$24	32,262	$21

In fiscal 2015, HP assumed approximately 8 million shares of restricted stock units through acquisition with a weighted-average grant date fair value of $33 per share.

The total grant date fair value of restricted stock awards vested in fiscal 2015, 2014 and 2013 was $593 million, $234 million and $247 million, respectively, net of taxes. As of October 31, 2015, total unrecognized pre-tax stock-based compensation expense related to non-vested restricted stock awards for continuing operations was $139 million, which is expected to be recognized over the remaining weighted-average vesting period of 1.6 years.

Stock Options

HP utilizes the Black-Scholes-Merton option pricing formula to estimate the fair value of stock options subject to service-based vesting conditions. HP estimates the fair value of stock options subject to performance-contingent vesting conditions using a combination of a Monte Carlo simulation model and a lattice model as these awards contain market conditions. The weighted-average fair value and the assumptions used to measure fair value were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
Weighted-average fair value(1)	$8	$7	$4
Expected volatility(2)	26.8%	33.1%	41.7%
Risk-free interest rate(3)	1.7%	1.8%	1.1%
Expected dividend yield(4)	1.8%	2.1%	3.6%
Expected term in years(5)	5.9	5.7	5.9

(1)                                     The weighted-average fair value was based on stock options granted during the period.

(2)                                     For all awards granted in fiscal 2015 and fiscal 2013, expected volatility was estimated using the implied volatility derived from options traded on HP’s common stock. For awards granted in fiscal 2014, expected volatility for awards subject to service-based vesting was estimated using the implied volatility derived from options traded on HP’s common stock, whereas for performance- contingent awards, expected volatility was estimated using the historical volatility of HP’s common stock.

(3)                                     The risk-free interest rate was estimated based on the yield on U.S. Treasury zero-coupon issues.

(4)                                     The expected dividend yield represents a constant dividend yield applied for the duration of the expected term of the award.

(5)                                     For awards subject to service-based vesting, the expected term was estimated using historical exercise and post-vesting termination patterns; and for performance-contingent awards, the expected term represents an output from the lattice model.

A summary of stock options activity is as follows:

	As of October 31
	2015				2014				2013
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	In thousands		In years	In millions	In thousands		In years	In millions	In thousands		In years	In millions
Outstanding at beginning of year	57,853	$27			84,042	$27			87,296	$29
Granted and assumed through acquisitions	9,086	$36			9,575	$28			25,785	$15
Exercised	(12,845)	$19			(11,145)	$18			(10,063)	$19
Forfeited/cancelled/expired	(17,816)	$40			(24,619)	$31			(18,976)	$25
Outstanding at end of year	36,278	$26	5.1	$153	57,853	$27	4.3	$629	84,042	$27	3.9	$303
Vested and expected to vest at end of year	34,973	$26	5.0	$152	54,166	$27	4.1	$571	80,004	$27	3.7	$274
Exercisable at end of year	25,630	$24	4.4	$146	30,459	$33	2.3	$197	49,825	$33	1.8	$58

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value that option holders would have received had all option holders exercised their options on the last trading day of fiscal 2015, 2014 and 2013. The aggregate intrinsic value is the difference between HP’s closing stock price on the last trading day of the fiscal year and the exercise price, multiplied by the number of in-the-money options. The total intrinsic value of options exercised in fiscal 2015, 2014 and 2013 was $214 million, $151 million and $36 million, respectively. The total grant date fair value of options vested in fiscal 2015, 2014 and 2013 was $59 million, $53 million and $64 million, respectively, net of taxes.

The following table summarizes significant ranges of outstanding and exercisable stock options:

	As of October 31, 2015
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
	In thousands	In years	In thousands
$0-$9.99	221	3.9	$6	205	$7
$10-$19.99	9,863	4.5	$14	9,398	$14
$20-$29.99	15,775	4.9	$26	11,635	$25
$30-$39.99	8,858	6.7	$37	2,831	$37
$40-$49.99	1,322	1.3	$45	1,322	$45
$50-$59.99	239	2.3	$52	239	$52
	36,278	5.1	$26	25,630	$24

As of October 31, 2015, total unrecognized pre-tax stock-based compensation expense related to stock options for continuing operations was $14 million, which is expected to be recognized over a weighted-average vesting period of 2.2 years.

Employee Stock Purchase Plan

HP sponsors the 2011 ESPP, pursuant to which eligible employees may contribute up to 10% of base compensation, subject to certain income limits, to purchase shares of HP’s common stock.

Pursuant to the terms of the 2011 ESPP, employees purchase stock under the 2011 ESPP at a price equal to 95% of HP’s closing stock price on the purchase date. No stock-based compensation expense was recorded in connection with those purchases because the criteria of a non-compensatory plan were met.

Shares Reserved

Shares available for future grant and shares reserved for future issuance under the stock-based incentive compensation plans and the 2011 ESPP were as follows:

	As of October 31
	2015	2014	2013
	In thousands
Shares available for future grant	215,949	246,852	300,984
Shares reserved for future issuance	276,481	344,848	417,642

Note 7: Taxes on Earnings

Provision for Taxes

The domestic and foreign components of earnings from continuing operations before taxes were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
U.S.	$216	$1,511	$1,229
Non-U.S.	3,316	2,352	1,826
	$3,532	$3,863	$3,055

The (benefit from) provision for taxes on earnings from continuing operations was as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
U.S. federal taxes:
Current	$(2,206)	$232	$202
Deferred	1,069	128	(284)
Non-U.S. taxes:
Current	431	598	543
Deferred	76	(26)	38
State taxes:
Current	362	129	25
Deferred	82	(122)	71
	$(186)	$939	$595

The differences between the U.S. federal statutory income tax rate and HP’s effective tax rate were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
U.S. federal statutory income tax rate from continuing operations	35.0%	35.0%	35.0%
State income taxes from continuing operations, net of federal tax benefit	(6.1)%	0.5%	(0.1)%
Lower rates in other jurisdictions, net	(1.2)%	(11.6)%	(17.3)%
Research and development (“R&D”) credit	(0.2)%	(0.2)%	(1.2)%
Valuation allowances	(48.0)%	—	1.3%
Uncertain tax positions	11.1%	(1.6)%	(4.7)%
Other, net	4.1%	2.2%	6.5%
	(5.3)%	24.3%	19.5%

The jurisdictions with favorable tax rates that have the most significant effective tax rate impact in the periods presented include Puerto Rico, Singapore, China, Malaysia, Ireland and the Netherlands. To the extent that HP plans to reinvest earnings of these jurisdictions indefinitely outside the United States, U.S. taxes have not been provided on those indefinitely reinvested earnings.

In fiscal 2015, HP recorded $1.2 billion of net income tax benefits related to items unique to the year. These amounts included $1.7 billion of tax benefits due to a release of valuation allowances pertaining to certain U.S. deferred tax assets, $449 million of tax charges related to uncertain tax positions on pension transfers, $70 million of tax benefits related to state tax impacts, and $6 million of income tax charges related to various other items. In addition, HP recorded $33 million of income tax charges on restructuring and pension-related costs.

In fiscal 2014, HP recorded $69 million of net income tax benefits related to items unique to the year. These amounts included $37 million of income tax benefits related to provision to return adjustments, $25 million of income tax charges related to state rate changes, $41 million of income tax benefits for adjustments related to uncertain tax positions, and $16 million of income tax benefits related to other items.

In fiscal 2013, HP recorded $47 million of net income tax charges related to items unique to the year. These amounts included $133 million of income tax benefits for adjustments related to uncertain tax positions, $56 million of income tax charges related to audit settlements, and $126 million of income tax charges due to a release of valuation allowances pertaining to certain deferred tax assets.

As a result of certain employment actions and capital investments HP has undertaken, income from manufacturing and services in certain countries is subject to reduced tax rates, and in some cases is wholly exempt from taxes, through 2024. The gross income tax benefits attributable to these actions and investments were estimated to be $322 million ($0.18 diluted net EPS) in fiscal year 2015, $596 million ($0.31 diluted net EPS) in fiscal 2014 and $467 million ($0.24 diluted net EPS) in fiscal year 2013. The gross income tax benefits were offset partially by accruals of U.S. income taxes on undistributed earnings, among other factors.

Uncertain Tax Positions

A reconciliation of unrecognized tax benefits is as follows:

	As of October 31
	2015	2014	2013
	In millions
Balance at beginning of year	$1,545	$1,284	$1,161
Increases:
For current year’s tax positions	2,102	166	66
For prior years’ tax positions	5,208	323	224
Decreases:
For prior years’ tax positions	(2,063)	(113)	(65)
Statute of limitations expirations	(46)	(41)	(5)
Settlements with taxing authorities	(200)	(74)	(97)
Balance at end of year	$6,546	$1,545	$1,284

Up to $3.2 billion, $0.7 billion and $0.7 billion of HP’s unrecognized tax benefits at October 31, 2015, 2014 and 2013, respectively, would affect HP’s effective tax rate if realized. The $5.0 billion increase in the amount of unrecognized tax benefits for the year ended October 31, 2015 primarily relates to the timing of intercompany royalty income recognition which does not affect HP’s effective tax rate.

HP recognizes interest income from favorable settlements and interest expense and penalties accrued on unrecognized tax benefits in Provision for taxes in the Consolidated Statements of Earnings. HP had accrued $130 million and $70 million for interest and penalties as of October 31, 2015 and 2014, respectively.

HP engages in continuous discussion and negotiation with taxing authorities regarding tax matters in various jurisdictions. HP does not expect complete resolution of any U.S. Internal Revenue Service (“IRS”) audit cycle within the next 12 months. However, it is reasonably possible that certain federal, foreign and state tax issues may be concluded in the next 12 months, including issues involving transfer pricing and other matters. Accordingly, HP believes it is reasonably possible that its existing unrecognized tax benefits may be reduced by an amount up to $22 million within the next 12 months.

HP is subject to income tax in the U.S. and approximately 57 other countries and is subject to routine corporate income tax audits in many of these jurisdictions. In addition, HP is subject to numerous ongoing audits by federal, state and foreign tax authorities. The IRS is conducting an audit of HP’s 2009, 2010, 2011, 2012, 2013 and 2014 income tax returns. HP has received from the IRS Notices of Deficiency for its fiscal 1999, 2000, 2003, 2004 and 2005 tax years, and Revenue Agent Reports (“RAR”) for its fiscal 2001, 2002, 2006, 2007 and 2008 tax years. The proposed IRS adjustments for these tax years would, if sustained, reduce the benefits of tax refund claims HP has filed for net operating loss carrybacks to earlier fiscal years and tax credit carryforwards to subsequent years by approximately $445 million. In addition, HP expects the IRS to issue an RAR for 2009 through 2011 relating to certain tax positions taken on the filed tax returns, including matters related to the U.S. taxation of certain intercompany loans. While the RAR may be material in amount, HP believes it has valid positions supporting its tax returns and, if necessary, it will vigorously defend such matters.

HP has filed petitions with the U.S. Tax Court regarding certain proposed IRS adjustments regarding tax years 1999 through 2003 and is continuing to contest additional adjustments proposed by the IRS for other tax years. The U.S. Tax Court ruled in May 2012 against HP regarding one of the IRS adjustments for which HP has filed a formal Notice of Appeal. The Court proceedings are expected to begin in fiscal 2016.

Pre-acquisition tax years of HP’s U.S. group of subsidiaries providing enterprise services through 2004 have been audited by the IRS, and all proposed adjustments have been resolved. RARs have been received for tax years 2005, 2006, 2007 and the short period ended August 26, 2008, proposing total tax deficiencies of $274 million. HP is contesting certain of these issues.

The IRS began an audit in fiscal 2013 of the 2010 income tax return for HP’s U.S. group of subsidiaries providing enterprise services, and has issued an RAR for the short period ended October 31, 2008 and the period ending October 31, 2009 proposing a total tax deficiency of $62 million. HP is contesting certain of these issues.

With respect to major state and foreign tax jurisdictions, HP is no longer subject to tax authority examinations for years prior to 1999. HP is subject to a foreign tax audit concerning an intercompany transaction for fiscal 2009. The relevant taxing authority has proposed an assessment of approximately $733 million. HP is contesting this proposed assessment.

HP believes it has provided adequate reserves for all tax deficiencies or reductions in tax benefits that could result from federal, state and foreign tax audits. HP regularly assesses the likely outcomes of these audits in order to determine the appropriateness of HP’s tax provision. HP adjusts its uncertain tax positions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular audit. However, income tax audits are inherently unpredictable and there can be no assurance that HP will accurately predict the outcome of these audits. The amounts ultimately paid on resolution of an audit could be materially different from the amounts previously included in the Provision for taxes and therefore the resolution of one or more of these uncertainties in any particular period could have a material impact on net income or cash flows.

HP has not provided for U.S. federal income and foreign withholding taxes on $19.6 billion of undistributed earnings from non-U.S. operations as of October 31, 2015 because HP intends to reinvest such earnings indefinitely outside of the U.S. If HP were to distribute these earnings, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable. HP will remit non-indefinitely reinvested earnings of its non-U.S. subsidiaries for which deferred U.S. federal and withholding taxes have been provided where excess cash has accumulated and HP determines that it is advantageous for business operations, tax or cash management reasons.

Deferred Income Taxes

The significant components of deferred tax assets and deferred tax liabilities were as follows:

	As of October 31
	2015		2014
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	In millions
Loss and credit carryforwards	$7,395	$(14)	$9,567	$—
Unremitted earnings of foreign subsidiaries	—	(5,112)	—	(3,566)
Inventory valuation	5	—	59	(6)
Intercompany transactions—profit in inventory	7	(110)	—	—
Intercompany transactions—excluding inventory	2,069	—	1,617	—
Fixed assets	692	(420)	211	(16)
Warranty	386	(6)	436	—
Employee and retiree benefits	1,728	(689)	76	(70)
Accounts receivable allowance	100	—	72	—
Intangible assets	—	(126)	191	—
Restructuring	19	—	54	—
Deferred revenue	201	(2)	194	(4)
Other	500	(116)	504	(231)
Gross deferred tax assets and liabilities	13,102	(6,595)	12,981	(3,893)
Valuation allowances	(7,114)	—	(8,231)	—
Net deferred tax assets and liabilities	$5,988	$(6,595)	$4,750	$(3,893)

Current and long-term deferred tax assets and liabilities included in the Consolidated Balance Sheets as follows:

	As of October 31
	2015	2014
	In millions
Current deferred tax assets	$1,047	$1,202
Current deferred tax liabilities	(57)	(37)
Long-term deferred tax assets	216	210
Long-term deferred tax liabilities	(1,813)	(518)
Total	$(607)	$857

Excess tax benefits of $64 million were recorded resulting from the exercise of employee stock options and other employee stock programs in fiscal 2015. Tax deficits of approximately $43 million and $149 million were recorded as a result of employee stock program activity and exercise of employee stock options, as a decrease in stockholders’ equity in fiscal 2014 and 2013, respectively. The historical statements of stockholders’ equity have not been revised to reflect the effect of the Separation. For further information on discontinued operations, see Note 2, “Discontinued Operations”.

HP periodically engages in intercompany advanced royalty payment and licensing arrangements that may result in advance payments between subsidiaries in different tax jurisdictions. When the local tax treatment of the intercompany licensing arrangements differs from U.S. GAAP treatment, deferred taxes are recognized. During fiscal 2015, HP executed intercompany advanced royalty payment arrangements resulting in advanced payments of $3.8 billion, while during fiscal 2014, HP executed a multi-year intercompany licensing arrangement and an intercompany advanced royalty payment arrangement which resulted in combined advanced payments of $3.8 billion, the result of which was the recognition of zero net U.S. deferred tax assets in fiscal 2015 and $0.6 billion in fiscal 2014. In these transactions, the payments were received in the U.S. from a foreign consolidated affiliate, with a deferral of intercompany revenues over the term of the arrangements, which is approximately 5 years and 15 years, respectively. Intercompany royalty revenue and the amortization expense related to the licensing rights are eliminated in consolidation.

Separation costs are expenses associated with HP’s plan to separate into two companies. HP recorded a deferred tax asset on these costs and expenses as they were incurred through fiscal 2015. HP expected a portion of these deferred tax assets associated with separation costs and expenses to be non-deductible expenses, at the time the Separation was executed. Furthermore, HP has also concluded on the legal form of the Separation and in May 2015 announced that Hewlett Packard Enterprise was the spinnee in the U.S. In order to reflect the impact of separation activities, HP recorded adjustments to certain deferred and prepaid tax assets as well as income tax liabilities reflecting the impact of separation related activities.

As of October 31, 2015, HP had $833 million, $5.2 billion and $21.2 billion of federal, state and foreign net operating loss carryforwards, respectively. Amounts included in state and foreign net operating loss carryforwards will begin to expire in fiscal 2016 and amounts included in federal net operating loss carryforwards will begin to expire in 2023. HP has provided a valuation allowance of $84 million and $6.9 billion for deferred tax assets related to state and foreign net operating loss carryforwards, respectively.

As of October 31, 2015, HP had recorded deferred tax assets for various tax credit carryforwards as follows:

	Carryforward	Valuation Allowance	Initial Year of Expiration
	In millions
U.S. foreign tax credits	$38	$—	2021
U.S. R&D and other credits	22	—	2017
Tax credits in state and foreign jurisdictions	189	(87)	2016
Balance at end of year	$249	$(87)

Deferred Tax Asset Valuation Allowance

The deferred tax asset valuation allowance and changes were as follows:

	As of October 31
	2015	2014	2013
	In millions
Balance at beginning of year	$8,231	$8,196	$6,872
Income tax (benefit) expense	(2,183)	(14)	955
Other comprehensive income, currency translation and charges to other accounts	1,066	49	369
Balance at end of year	$7,114	$8,231	$8,196

Total valuation allowance decreased by $1.1 billion in fiscal 2015. The income tax benefit of $2.2 billion is primarily associated with the release of valuation allowances against deferred tax assets in the U.S. for $1.7 billion and $502 million of reduction primarily related to valuation allowance on foreign net operating losses. The increase to the valuation allowance in fiscal 2015 of $1.1 billion is primarily related to a transfer of $1.7 billion from Hewlett Packard Enterprise and a decrease in valuation allowance of $615 million associated with changes from other comprehensive income and currency in foreign jurisdictions. The valuation allowance increased by $35 million in fiscal 2014 which was associated primarily with foreign net operating losses.

Tax Matters Agreement and Other Income Tax Matters

In connection with the Separation, HP entered into a Tax Matters Agreement (the “Tax Matters Agreement”) with Hewlett Packard Enterprise effective on November 1, 2015 that governs the rights and obligations of HP and Hewlett Packard Enterprise for certain pre-Separation tax liabilities. The Tax Matters Agreement provides that HP and Hewlett

Packard Enterprise will share certain pre-Separation income tax liabilities that arise from adjustments made by tax authorities to HP and Hewlett Packard Enterprise’s U.S. and certain non-U.S. income tax returns. In certain jurisdictions HP and Hewlett Packard Enterprise have joint and several liability for past income tax liabilities and accordingly, HP could be legally liable under applicable tax law for such liabilities and required to make additional tax payments.

In addition, if the distribution of Hewlett Packard Enterprise’s common shares to HP stockholders is determined to be taxable, Hewlett Packard Enterprise and HP would share the tax liability equally, unless the taxability of the distribution is the direct result of action taken by either Hewlett Packard Enterprise or HP subsequent to the distribution in which case the party causing the distribution to be taxable would be responsible for any taxes imposed on the distribution.

Upon completion of the Separation on November 1, 2015, HP recorded net income tax indemnification receivables of $889 million from Hewlett Packard Enterprise for certain income tax liabilities that HP is jointly and severally liable for, but for which it is indemnified by Hewlett Packard Enterprise under the Tax Matters Agreement. The actual amount that Hewlett Packard Enterprise may be obligated to pay HP could vary depending upon the outcome of certain unresolved tax matters, which may not be resolved for several years.

Note 8: Balance Sheet Details

Balance sheet details were as follows:

Accounts Receivable, Net

	As of October 31
	2015	2014
	In millions
Accounts receivable	$4,905	$5,451
Allowance for doubtful accounts	(80)	(106)
	$4,825	$5,345

The allowance for doubtful accounts related to accounts receivable and changes were as follows:

	As of October 31
	2015	2014	2013
	In millions
Balance at beginning of year	$106	$182	$200
Provision for doubtful accounts	19	(25)	(20)
Deductions, net of recoveries	(45)	(51)	2
Balance at end of year	$80	$106	$182

HP has third-party arrangements, consisting of revolving short-term financing, which provide liquidity to certain partners in order to facilitate their working capital requirements. These financing arrangements, which in certain circumstances may contain partial recourse, result in a transfer of HP’s receivables and risk, to the third-party. As these transfers qualify as true sales under the applicable accounting guidance, the receivables are derecognized from the Consolidated Balance Sheets upon transfer, and HP receives a payment for the receivables from the third-party within a mutually agreed upon time period. For arrangements involving an element of recourse, the recourse obligation is measured using market data from the similar transactions and reported as a current liability in the Consolidated Balance Sheets. The recourse obligations as of October 31, 2015, 2014 and 2013 were not material. The costs associated with the sales of trade receivables for fiscal 2015 were not material.

The activity related to HP’s revolving short-term financing arrangements was as follows:

	As of October 31
	2015	2014	2013
	In millions
Balance at beginning of year(1)	$271	$102	$135
Trade receivables sold(2)	6,512	5,680	2,502
Cash receipts(2)	(6,671)	(5,491)	(2,540)
Foreign currency and other	(19)	(20)	5
Balance at end of year(1)	$93	$271	$102

(1)                                     Beginning and ending balance represents amounts for trade receivables sold but not yet collected, from the third parties, and are reported in Accounts Receivable on the Consolidated Balance Sheets.

(2)                                     In fiscal 2014, HP revised the presentation for the trade receivables sold and the cash received under the short-term financing arrangements for the fiscal year ended October 31, 2013 in order to present comparable information with that period.

Inventory

	As of October 31
	2015	2014
	In millions
Finished goods	$2,820	$2,686
Purchased parts and fabricated assemblies	1,468	1,845
	$4,288	$4,531

Other Current Assets

	As of October 31
	2015	2014
	In millions
Supplier and other receivables	$1,316	$1,611
Deferred tax assets	1,047	1,202
Value-added taxes receivable	942	1,186
Prepaid and other current assets	1,193	1,773
	$4,498	$5,772

Property, Plant and Equipment, Net

	As of October 31
	2015	2014
	In millions
Land, buildings and leasehold improvements	$2,272	$4,818
Machinery and equipment, including equipment held for lease	3,459	4,474
	5,731	9,292
Accumulated depreciation	(4,239)	(6,495)
	$1,492	$2,797

Depreciation expense was $302 million, $344 million and $361 million in fiscal 2015, 2014 and 2013, respectively. In fiscal 2014, certain corporate assets and liabilities were not specifically attributed to any business and were managed centrally at a corporate level and reported in continuing operations, including property, plant and equipment. These corporate assets and liabilities were assigned and transferred to the appropriate legal entities of Hewlett Packard Enterprise and included in the amounts reported in discontinued operations in the statement of financial position for the fiscal year ended October 31, 2015. For further information, refer to Note 2, “Discontinued Operations”.

Other Non-Current Assets

	As of October 31
	2015	2014
	In millions
Prepaid income taxes	$634	$884
Deferred tax assets	216	210
Other	742	1,242
	$1,592	$2,336

Other Accrued Liabilities

	As of October 31
	2015	2014
	In millions
Sales and marketing programs	$2,181	$2,124
Accrued taxes—other	1,007	936
Warranty	871	1,019
Accrued restructuring	61	187
Other	2,121	3,274
	$6,241	$7,540

Other Non-Current Liabilities

	As of October 31
	2015	2014
	In millions
Pension, post-retirement, and post-employment liabilities	$2,203	$3,773
Deferred tax liability	1,813	518
Tax liability	1,803	2,376
Deferred revenue	812	822
Other	783	1,046
	$7,414	$8,535

Note 9: Goodwill

Goodwill allocated to HP’s reportable segments and changes in the carrying amount of goodwill were as follows:

	Balance at October 31, 2014(1)	Goodwill adjustments	Balance at October 31, 2015(1)
	In millions
Personal Systems	$2,588	$—	$2,588
Printing	$3,103	$(11)	$3,092
Corporate Investments	—	—	—
Total	$5,691	$(11)	$5,680

	Balance at October 31, 2013(1)	Goodwill adjustments	Balance at October 31, 2014(1)
	In millions
Personal Systems	$2,588	$—	$2,588
Printing	$3,103	—	$3,103
Corporate Investments	—	—	—
Total	$5,691	$—	$5,691

(1)                                     Goodwill is net of accumulated impairment losses of $0.8 billion related to Corporate Investments.

Goodwill is tested for impairment at the reporting unit level. As of October 31, 2015, our reporting units are consistent with the reportable segments identified in Note 3, “Segment Information.” Based on the results of its annual impairment tests as of August 1, 2015, HP determined that no impairment of goodwill existed as of either measurement date in fiscal 2015. There were no goodwill impairments in fiscal 2014 and 2013. HP will continue to evaluate goodwill on an annual basis as of the beginning of its fourth fiscal quarter and whenever events or changes in circumstances indicate there may be a potential impairment.

Note 10: Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

HP uses valuation techniques that are based upon observable and unobservable inputs. Observable inputs are developed using market data such as publicly available information and reflect the assumptions market participants would use, while unobservable inputs are developed using the best information available about the assumptions market participants would use. Assets and liabilities are classified in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.

Level 3—Unobservable inputs for the asset or liability.

The fair value hierarchy gives the highest priority to observable inputs and lowest priority to unobservable inputs.

The following table presents HP’s assets and liabilities that are measured at fair value on a recurring basis:

	As of October 31, 2015				As of October 31, 2014
	Fair Value Measured Using				Fair Value Measured Using
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	In millions
Assets
Cash Equivalents and Investments:
Time deposits	$—	$1,111	$—	$1,111	$—	$1,735	$—	$1,735
Money market funds	4,303	—	—	4,303	9,166	—	—	9,166
Marketable equity securities	6	3	—	9	6	5	—	11
Foreign bonds	—	42	—	42	2	122	—	124
Other debt securities	—	2	—	2	—	1	36	37
Derivative Instruments:
Interest rate contracts	—	38	—	38	—	105	—	105
Foreign currency contracts	—	213	2	215	—	420	6	426
Other derivatives	—	5	—	5	—	4	—	4
Total assets	$4,309	$1,414	$2	$5,725	$9,174	$2,392	$42	$11,608
Liabilities
Derivative Instruments:
Interest rate contracts	$—	$—	$—	$—	$—	$55	$—	$55
Foreign currency contracts	—	302	2	304	—	273	2	275
Total liabilities	$—	$302	$2	$304	$—	$328	$2	$330

There were no transfers between levels within the fair value hierarchy during fiscal 2015 and 2014.

Valuation Techniques

Cash Equivalents and Investments:  HP holds time deposits, money market funds, mutual funds, other debt securities primarily consisting of corporate and foreign government notes and bonds, and common stock and equivalents. HP values cash equivalents and equity investments using quoted market prices, alternative pricing sources, including NAV, or models utilizing market observable inputs. The fair value of debt investments was based on quoted market prices or model-driven valuations using inputs primarily derived from or corroborated by observable market data, and, in certain instances, valuation models that utilize assumptions which cannot be corroborated with observable market data.

Derivative Instruments:  HP uses forward contracts, interest rate and total return swaps and option contracts to hedge certain foreign currency and interest rate exposures. HP uses industry standard valuation models to measure fair value. Where applicable, these models project future cash flows and discount the future amounts to present value using market-based observable inputs, including interest rate curves, HP and counterparty credit risk, foreign exchange rates, and forward and spot prices for currencies and interest rates. See Note 11, “Financial Instruments” for a further discussion of HP’s use of derivative instruments.

Other Fair Value Disclosures

Short- and Long-Term Debt:  HP estimates the fair value of its debt primarily using an expected present value technique, which is based on observable market inputs using interest rates currently available to companies of similar credit standing for similar terms and remaining maturities, and considering its own credit risk. The portion of HP’s debt that is hedged is reflected in the Consolidated Balance Sheets as an amount equal to the debt’s carrying amount and a fair value adjustment representing changes in the fair value of the hedged debt obligations arising from movements in benchmark interest rates. The estimated fair value of HP’s short- and long-term debt approximated its carrying value of $8.9 billion at October 31, 2015. The estimated fair value of HP’s short- and long-term debt was $18.5 billion at October 31, 2014, compared to its carrying amount of $18.1 billion at that date. If measured at fair value in the Consolidated Balance Sheets, short- and long-term debt would be classified in Level 2 of the fair value hierarchy.

Other Financial Instruments:  For the balance of HP’s financial instruments, primarily accounts receivable, accounts payable and financial liabilities included in other accrued liabilities, the carrying amounts approximate fair value due to their short maturities. If measured at fair value in the Consolidated Balance Sheets, these other financial instruments would be classified in Level 2 or Level 3 of the fair value hierarchy.

Non-Marketable Equity Investments and Non-Financial Assets:  HP’s non-marketable equity investments and non-financial assets, such as intangible assets, goodwill and property, plant and equipment, are recorded at fair value in the period an impairment charge is recognized. If measured at fair value in the Consolidated Balance Sheets, these would generally be classified in Level 3 of the fair value hierarchy.

Note 11: Financial Instruments

Cash Equivalents and Available-for-Sale Investments

	As of October 31, 2015				As of October 31, 2014
	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value	Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	In millions
Cash Equivalents:
Time deposits	$1,111	$—	$—	$1,111	$1,735	$—	$—	$1,735
Money market funds	4,303	—	—	4,303	9,166	—	—	9,166
Total cash equivalents	5,414	—	—	$5,414	10,901	—	—	10,901
Available-for-Sale Investments:
Debt securities:

Foreign bonds	32	10	—	42	95	29	—	124
Other debt securities	2	—	—	2	51	—	(14)	37
Total debt securities	34	10	—	44	146	29	(14)	161
Equity securities:

Equity securities in public companies	1	4	—	5	3	4	—	7
Total equity securities	1	4	—	5	3	4	—	7
Total available-for-sale investments	35	14	—	49	149	33	(14)	168
Total cash equivalents and available-for-sale investments	$5,449	$14	$—	$5,463	$11,050	$33	$(14)	$11,069

All highly liquid investments with original maturities of three months or less at the date of acquisition are considered cash equivalents. As of October 31, 2015 and 2014, the carrying amount of cash equivalents approximated fair value due to the short period of time to maturity. Interest income related to cash, cash equivalents and debt securities was approximately $75 million in fiscal 2015, $72 million in fiscal 2014 and $76 million in fiscal 2013. Time deposits were primarily issued by institutions outside the U.S. as of October 31, 2015 and 2014. The estimated fair value of the available-for-sale investments may not be representative of values that will be realized in the future.

There was no gross unrealized loss as of October 31, 2015. The gross unrealized loss as of October 31, 2014 was due primarily to decline in the fair value of a debt security of $14 million.

Contractual maturities of investments in available-for-sale debt securities were as follows:

	As of October 31, 2015
	Amortized Cost	Fair Value
	In millions
Due in one year	$—	$—
Due in one to five years	2	2
Due in more than five years	32	42
	$34	$44

Equity securities in privately held companies include cost basis and equity method investments and are included in Other non-current assets in the Consolidated Balance Sheets. These amounted to $13 million and $7 million at October 31, 2015 and 2014, respectively.

Derivative Instruments

HP uses derivatives to offset business exposure to foreign currency and interest rate risk on expected future cash flows and on certain existing assets and liabilities. As part of its risk management strategy, HP uses derivative instruments, primarily forward contracts, interest rate swaps, total return swaps and, at times, option contracts to hedge certain foreign currency, interest rate and, to a lesser extent, equity exposures. HP may designate its derivative contracts as fair value hedges or cash flow hedges. Additionally, for derivatives not designated as hedging instruments, HP categorizes those economic hedges as other derivatives. HP recognizes all derivative instruments at fair value in the Consolidated Balance Sheets. HP classifies cash flows from its derivative programs with the activities that correspond to the underlying hedged items in the Consolidated Statements of Cash Flows.

As a result of its use of derivative instruments, HP is exposed to the risk that its counterparties will fail to meet their contractual obligations. Master netting agreements mitigate credit exposure to counterparties by permitting HP to net amounts due from HP to counterparty against amounts due to HP from the same counterparty under certain conditions. To further limit credit risk, HP has collateral security agreements that allow HP to hold collateral from, or require HP to post collateral to, counterparties when aggregate derivative fair values exceed contractually established thresholds which are generally based on the credit ratings of HP and its counterparties. If HP’s or the counterparty’s credit rating falls below a specified credit rating, either party has the right to request full collateralization of the derivatives’ net liability position. The fair value of derivatives with credit contingent features in a net liability position was $138 million and $62 million at October 31, 2015 and 2014, respectively, all of which were fully collateralized within two business days.

Under HP’s derivative contracts, the counterparty can terminate all outstanding trades following a covered change of control event affecting HP that results in the surviving entity being rated below a specified credit rating. This credit contingent provision did not affect HP’s financial position or cash flows as of October 31, 2015 and 2014.

Fair Value Hedges

HP enters into fair value hedges, such as interest rate swaps, to reduce the exposure of its debt portfolio to changes in fair value resulting from changes in interest rates by achieving a primarily U.S. dollar London Interbank Offered Rate (“LIBOR”)-based floating interest expense.

For derivative instruments that are designated and qualify as fair value hedges, HP recognizes the change in fair value of the derivative instrument, as well as the offsetting change in the fair value of the hedged item, in Interest and other, net in the Consolidated Statements of Earnings in the period of change.

Cash Flow Hedges

HP uses forward contracts and at times, option contracts designated as cash flow hedges to protect against the foreign currency exchange rate risks inherent in its forecasted net revenue and, to a lesser extent, cost of revenue, operating expenses, and intercompany loans denominated in currencies other than the U.S. dollar. HP’s foreign currency cash flow hedges mature generally within twelve months; however, hedges related to longer term procurement arrangements extend several years and forward contracts associated with intercompany loans extend for the duration of the lease or loan term, which typically range from two to five years.

For derivative instruments that are designated and qualify as cash flow hedges, HP initially records changes in fair value for the effective portion of the derivative instrument in Accumulated other comprehensive loss as a separate component of stockholders’ equity in the Consolidated Balance Sheets and subsequently reclassifies these amounts into earnings in the period during which the hedged transaction is recognized in earnings. HP reports the effective portion of its cash flow hedges in the same financial statement line item as changes in the fair value of the hedged item.

Net Investment Hedges

HP used forward contracts designated as net investment hedges to hedge net investments in certain foreign subsidiaries whose functional currency was the local currency. As part of the Separation, HP disposed of all these foreign subsidiaries and no longer utilizes net investment hedges. HP recorded the effective portion of such derivative instruments together with changes in the fair value of the hedged items in Cumulative translation adjustment as a separate component of stockholders’ equity.

Other Derivatives

Other derivatives not designated as hedging instruments consist primarily of forward contracts used to hedge foreign currency-denominated balance sheet exposures. HP uses total return swaps to hedge its executive deferred compensation plan liability.

For derivative instruments not designated as hedging instruments, HP recognizes changes in fair value of the derivative instrument, as well as the offsetting change in the fair value of the hedged item, in Interest and other, net in the Consolidated Statements of Earnings in the period of change.

Hedge Effectiveness

For interest rate swaps designated as fair value hedges, HP measures hedge effectiveness by offsetting the change in fair value of the hedged item with the change in fair value of the derivative. For foreign currency options and forward contracts designated as cash flow hedges, HP measures hedge effectiveness by comparing the cumulative change in fair value of the hedge contract with the cumulative change in fair value of the hedged item, both of which are based on forward rates. HP recognizes any ineffective portion of the hedge in the Consolidated Statements of Earnings in the same period in which ineffectiveness occurs. Amounts excluded from the assessment of effectiveness are recognized in the Consolidated Statements of Earnings in the period they arise.

Fair Value of Derivative Instruments in the Consolidated Balance Sheets

The gross notional and fair value of derivative instruments in the Consolidated Balance Sheets was as follows:

	As of October 31, 2015					As of October 31, 2014
	Outstanding Gross Notional	Other Current Assets	Other Non-Current Assets	Other Accrued Liabilities	Other Non-Current Liabilities	Outstanding Gross Notional	Other Current Assets	Other Non-Current Assets	Other Accrued Liabilities	Other Non-Current Liabilities
	In millions
Derivatives designated as hedging instruments
Fair value hedges:
Interest rate contracts	$3,175	$1	$37	$—	$—	$10,800	$3	$102	$—	$55
Cash flow hedges:
Foreign currency contracts	10,859	171	10	165	79	12,758	344	8	106	88
Total derivatives designated as hedging instruments	14,034	172	47	165	79	23,558	347	110	106	143
Derivatives not designated as hedging instruments
Foreign currency contracts	8,955	33	1	37	23	20,405	74	—	74	7
Other derivatives	173	5	—	—	—	241	4	—	—	—
Total derivatives not designated as hedging instruments	9,128	38	1	37	23	20,646	78	—	74	7
Total derivatives	$23,162	$210	$48	$202	$102	$44,204	$425	$110	$180	$150

Offsetting of Derivative Instruments

HP recognizes all derivative instruments on a gross basis in the Consolidated Balance Sheets. HP does not offset the fair value of its derivative instruments against the fair value of cash collateral posted under its collateral security agreements. As of October 31, 2015 and 2014, information related to the potential effect of HP’s master netting agreements and collateral security agreements was as follows:

	In the Consolidated Balance Sheets
	(i)	(ii)	(iii) = (i)–(ii)	(iv)	(v)		(vi) = (iii)–(iv)–(v)
	Gross	Gross		Gross Amounts Not Offset
	Amount Recognized	Amount Offset	Net Amount Presented	Derivatives	Financial Collateral		Net Amount
	In millions
As of October 31, 2015
Derivative assets	$258	$—	$258	$162	$9	(1)	$87
Derivative liabilities	$304	$—	$304	$162	$—		$142

As of October 31, 2014
Derivative assets	$535	$—	$535	$263	$407	(1)	$(135)
Derivative liabilities	$330	$—	$330	$263	$29	(2)	$38

(1)                               Represents the cash collateral posted by counterparties as of the respective reporting date for HP’s asset position, net of derivative amounts that could be offset, as of, generally, two business days prior to the respective reporting date.

(2)                               Represents the collateral posted by HP through re-use of counterparty cash collateral as of the respective reporting date for HP’s liability position, net of derivative amounts that could be offset, as of, generally, two business days prior to the respective reporting date.

Effect of Derivative Instruments on the Consolidated Statements of Earnings

The pre-tax effect of derivative instruments and related hedged items in a fair value hedging relationship for fiscal years ended October 31, 2015, 2014 and 2013 was as follows:

	(Loss) Gain Recognized in Income on Derivative Instruments and Related Hedged Items
Derivative Instrument	Location	2015	2014	2013	Hedged Item	Location	2015	2014	2013
		In millions					In millions
Interest rate contracts	Interest and other, net	$(12)	$1	$(242)	Fixed-rate debt	Interest and other, net	$12	$(1)	$242

The pre-tax effect of derivative instruments in cash flow and net investment hedging relationships for fiscal years ended October 31, 2015, 2014 and 2013 was as follows:

	Gain (Loss) Recognized in OCI on Derivatives (Effective Portion)			Gain (Loss) Reclassified from Accumulated OCI Into Earnings (Effective Portion)
	2015	2014	2013	Location	2015	2014	2013
	In millions				In millions
Cash flow hedges:
Foreign currency contracts	$610	$226	$(279)	Net revenue	$995	$(17)	$2
				Cost of revenue	(156)	(74)	(164)
				Other operating expenses	(3)	—	3
				Interest and other, net	(4)	—	—
Continuing Operations	610	226	(279)	Continuing Operations	832	(91)	(159)
Discontinued Operations	481	111	36	Discontinued Operations	480	(60)	53
Total	$1,091	$337	$(243)	Total	$1,312	$(151)	$(106)
Net investment hedges:
Foreign currency contracts				Interest and other, net
Continuing Operations	$—	$—	$—	Continuing Operations	$—	$—	$—
Discontinued Operations	228	57	38	Discontinued Operations	—	—	—
Total	$228	$57	$38	Total	$—	$—	$—

As of October 31, 2015, 2014 and 2013, no portion of the hedging instruments’ gain or loss was excluded from the assessment of effectiveness for fair value, cash flow or net investment hedges. Hedge ineffectiveness for fair value, cash flow and net investment hedges was not material for fiscal 2015, 2014 and 2013.

As of October 31, 2015, HP expects to reclassify an estimated net Accumulated other comprehensive loss of approximately $40 million, net of taxes, to earnings in the next twelve months along with the earnings effects of the related forecasted transactions associated with cash flow hedges.

The pre-tax effect of derivative instruments not designated as hedging instruments on the Consolidated Statements of Earnings for fiscal 2015, 2014 and 2013 was as follows:

	Gain (Loss) Recognized in Income on Derivatives
	Location	2015	2014	2013
		In millions
Foreign currency contracts	Interest and other, net	$293	$(63)	$213
Other derivatives	Interest and other, net	(1)	—	8
Total		$292	$(63)	$221

Note 12: Borrowings

Notes Payable and Short-Term Borrowings

	As of
	October 31, 2015		October 31, 2014
	Amount Outstanding	Weighted-Average Interest Rate	Amount Outstanding	Weighted-Average Interest Rate (3)
	In millions		In millions
Current portion of long-term debt(1)	$2,160	3.3%	$2,530	2.2%
Notes payable to banks, lines of credit and other(2)	34	4.7%	64	18.4%
	$2,194		$2,594

(1)                                     In the first quarter of fiscal 2016, HP redeemed and repaid $2.1 billion of fixed-rate U.S. Dollar Global Notes.

(2)                                     As of October 31, 2015, HP’s and HP’s subsidiaries’ resources available to obtain short-or long-term financing from uncommitted lines of credit was an aggregate of $832 million.

(3)                                     As of October 31, 2014, Notes payable to banks, lines of credit and other included $35 million of local government loans with an interest rate of 34%.

Long-Term Debt

	As of
	October 31, 2015	October 31, 2014
	In millions
U.S. Dollar Global Notes(1)
2006 Shelf Registration Statement:
$500 issued at discount to par at a price of 99.694% in February 2007 at 5.4%, due March 2017, paid November 2015	$162	$500
$750 issued at discount to par at a price of 99.932% in March 2008 at 5.5%, due March 2018, paid November 2015	283	750
2009 Shelf Registration Statement:
$1,100 issued at discount to par at a price of 99.887% in September 2010 at 2.125%, paid September 2015	—	1,100
$650 issued at discount to par at a price of 99.911% in December 2010 at 2.2%, due December 2015, paid November 2015	309	650
$1,350 issued at discount to par at a price of 99.827% in December 2010 at 3.75%, due December 2020	648	1,349
$1,000 issued at discount to par at a price of 99.958% in May 2011 at 2.65%, due June 2016, paid November 2015	346	1,000
$1,250 issued at discount to par at a price of 99.799% in May 2011 at 4.3%, due June 2021	1,248	1,248
$750 issued at discount to par at a price of 99.977% in September 2011 at 2.35%, paid March 2015	—	750
$1,300 issued at discount to par at a price of 99.784% in September 2011 at 3.0%, due September 2016, paid November 2015	390	1,298
$1,000 issued at discount to par at a price of 99.816% in September 2011 at 4.375%, due September 2021	999	999
$1,200 issued at discount to par at a price of 99.863% in September 2011 at 6.0%, due September 2041	1,199	1,199
$650 issued at discount to par at a price of 99.946% in December 2011 at 2.625%, paid December 2014	—	650
$850 issued at discount to par at a price of 99.790% in December 2011 at 3.3%, due December 2016, paid November 2015	220	849
$1,500 issued at discount to par at a price of 99.707% in December 2011 at 4.65%, due December 2021	1,497	1,496
$1,500 issued at discount to par at a price of 99.985% in March 2012 at 2.6%, due September 2017, paid November 2015	436	1,500
$500 issued at discount to par at a price of 99.771% in March 2012 at 4.05%, due September 2022	499	499
2012 Shelf Registration Statement:
$750 issued at par in January 2014 at three-month USD LIBOR plus 0.94%, due January 2019	102	750
$1,250 issued at discount to par at a price of 99.954% in January 2014 at 2.75%, due January 2019	300	1,250
	8,638	17,837

Other, including capital lease obligations, at 0.51%-8.30%, due in calendar years 2015-2024	96	136
Fair value adjustment related to hedged debt	103	120
Less: current portion	(2,160)	(2,530)
Total long-term debt	$6,677	$15,563

(1)                                     HP may redeem some or all of the fixed-rate U.S. Dollar Global Notes at any time in accordance with the terms thereof. The U.S. Dollar Global Notes are senior unsecured debt.

As disclosed in Note 11, “Financial Instruments”, HP uses interest rate swaps to mitigate the exposure of its debt portfolio to changes in fair value resulting from changes in interest rates by achieving a primarily U.S. dollar LIBOR-based floating interest expense. Interest rates shown in the table of long-term debt have not been adjusted to reflect the impact of any interest rate swaps. Interest expense on borrowings recognized as “Interest and other, net” on the Consolidated Statements of Earnings during the fiscal years of 2015, 2014 and 2013 was $167 million, $167 million and $282 million, respectively.

As of October 31, 2015, aggregate future maturities of debt at face value (excluding a fair value adjustment related to hedged debt of $103 million and a discount on debt issuance of $9 million), including capital lease obligations were as follows:

Fiscal year	In millions
2016	$2,203
2017	26
2018	20
2019	404
2020	3
Thereafter	6,112
Total	$8,768

Extinguishment of Debt

On September 30, 2015, HP commenced cash tender offers (“the Tender Offers”) to purchase up to $8.85 billion outstanding debt securities in two separate offers, for (i) any and all of its outstanding 2.20% notes due December 2015, 2.65% notes due June 2016, 3.00% notes due September 2016, 3.30% notes due December 2016, 5.40% notes due March 2017, 2.60% notes due September 2017 and 5.50% notes due March 2018 and (ii) up to $2.3 billion in aggregate principal amount of its outstanding 2.75% notes due January 2019, Floating Rate notes due January 2019, 3.75% notes due December 2020, 4.30% notes due June 2021, 4.375% notes due September 2021, 4.650% notes due December 2021, 4.050% notes due September 2022 and 6.00% notes due September 2041.

In the fourth quarter of fiscal 2015, HP redeemed and repaid $6.6 billion and this early extinguishment of debt resulted in a loss of $167 million, net of realized gains from fair value hedges, which was recorded as Earnings from discontinued operations, net of taxes on the Consolidated Statements of Earnings. On November 4, 2015, HP incrementally redeemed and repaid a total of $2.1 billion fixed-rate U.S. Dollar Global Notes.

Commercial Paper

As of October 31, 2015, HP maintained two commercial paper programs, and a wholly-owned subsidiary maintained a third program. The combined aggregate principal amount of commercial paper outstanding under those programs cannot exceed the $16.0 billion authorized by HP’s Board of Directors. Subsequent to the Separation, on November 1, 2015, HP’s Board of Directors authorized to borrow up to $4.0 billion or the equivalent in foreign currencies for the use and benefit of HP and HP’s subsidiaries, by the issuance of commercial paper or through the execution of promissory notes, loan agreements, letters of credit, agreements for lines of credit or overdraft facilities.

Credit Agreement

As of October 31, 2015, HP maintained senior unsecured committed credit facilities primarily to support the issuance of commercial paper. HP had a $3.0 billion five-year credit facility that would have expired in March 2017 and a $4.5 billion five-year credit facility that would have expired in April 2019. Subsequent to the Separation, on November 1, 2015, HP cancelled its $3.0 billion five-year credit facility and amended its $4.5 billion five-year credit facility to a revolving credit facility providing for a senior, unsecured revolving credit facility with aggregate lending commitments of $4.0 billion. Commitments under the revolving credit facility will be available through the period ending on April 2, 2019. Commitment fees, interest rates and other terms of borrowing under the credit facilities varied based on HP’s external credit ratings. Funds to be borrowed under this revolving credit facility may be used for general corporate purposes.

Note 13: Stockholders’ Equity

Dividends

The stockholders of HP common stock are entitled to receive dividends when and as declared by HP’s Board of Directors. Dividends declared were $0.67 per common share in fiscal 2015, $0.61 per common share in fiscal 2014 and $0.55 per common share in fiscal 2013.

Share Repurchase Program

HP’s share repurchase program authorizes both open market and private repurchase transactions. In fiscal 2015, HP executed share repurchases of 75 million shares which included 0.5 million shares settled in November, 2015. In fiscal 2015, HP settled total shares for $2.9 billion. In fiscal 2014, HP executed share repurchases of 92 million shares and settled total shares for $2.7 billion. In fiscal 2013, HP executed share repurchases of 77 million shares and settled total shares for $1.5 billion.

The shares repurchased in fiscal 2015, 2014 and 2013 were all open market repurchase transactions. As of October 31, 2015, HP had remaining authorization of $2.0 billion for future share repurchases under the $10.0 billion repurchase authorization approved by HP’s Board of Directors on July 21, 2011.

Taxes related to Other Comprehensive (Loss) Income

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Tax benefit (provision) on change in unrealized (losses) gains on available-for-sale securities:
Tax benefit (provision) on unrealized (losses) gains arising during the period	$2	$(1)	$(14)
	2	(1)	(14)
Tax benefit (provision) on change in unrealized components of cash flow hedges:
Tax (provision) benefit on unrealized gains (losses) arising during the period	(294)	(174)	97
Tax provision (benefit) on (gains) losses reclassified into earnings	368	(18)	(49)
	74	(192)	48
Tax benefit (provision) on change in unrealized components of defined benefit plans:
Tax benefit (provision) on (losses) gains arising during the period	5	181	(258)
Tax benefit on amortization of actuarial loss and prior service benefit	(18)	(18)	(35)
Tax benefit (provision) on curtailments, settlements and other	24	(9)	(5)
	11	154	(298)
Tax (provision) benefit on change in cumulative translation adjustment	(73)	(27)	25
Tax benefit (provision) on other comprehensive (loss) income	$14	$(66)	$(239)

Changes and reclassifications related to Other Comprehensive (Loss) Income, net of taxes

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Other comprehensive (loss) income, net of taxes:
Change in unrealized (losses) gains on available-for-sale securities:
Unrealized (losses) gains arising during the period	$(15)	$6	$38
Gains reclassified into earnings	—	(1)	(49)
	(15)	5	(11)
Change in unrealized components of cash flow hedges:
Unrealized gains (losses) arising during the period	797	163	(146)
(Gains) losses reclassified into earnings(1)	(944)	133	57
	(147)	296	(89)
Change in unrealized components of defined benefit plans:
(Losses) gains arising during the period	(543)	(2,575)	1,695
Amortization of actuarial loss and prior service benefit	425	241	291
Curtailments, settlements and other	139	42	20
	21	(2,292)	2,006
Change in cumulative translation adjustment	(280)	(112)	(125)
Other comprehensive (loss) income, net of taxes	$(421)	$(2,103)	$1,781

(1)                                     Reclassification of pre-tax (gains) losses on cash flow hedges into the Consolidated Statements of Earnings was as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions
Net revenue	$(995)	$17	$(2)
Cost of revenue	156	74	164
Other operating expenses	3	—	(3)
Interest and other, net	4	—	—
Continuing Operations	(832)	91	159
Discontinued Operations	(480)	60	(53)
Total	$(1,312)	$151	$106

The components of accumulated other comprehensive loss, net of taxes as of October 31, 2015 and changes during fiscal year 2015 were as follows:

	Net unrealized gain on available-for-sale securities	Net unrealized gain (loss) on cash flow hedges	Unrealized components of defined benefit plans	Cumulative translation adjustment	Accumulated other comprehensive loss
	In millions
Balance at beginning of period	$81	$108	$(5,376)	$(694)	$(5,881)
Other comprehensive (loss) income before reclassifications	(15)	797	(404)	(280)	98
Reclassifications of (gains) losses into earnings	—	(944)	425	—	(519)
Balance at end of period	$66	$(39)	$(5,355)	$(974)	$(6,302)
Separation of Hewlett Packard Enterprise(1)	$(55)	$(68)	$4,230	$974	$5,081

(1)                                     Represents amounts reclassified to retained earnings and distributed to Hewlett Packard Enterprise in connection with the Separation on November 1, 2015.

Note 14: Net Earnings Per Share

HP calculates basic net EPS using net earnings and the weighted-average number of shares outstanding during the reporting period. Diluted net EPS includes any dilutive effect of restricted stock awards, stock options, performance-based awards and shares purchased under the 2011 ESPP.

The reconciliations of the numerators and denominators of each of the basic and diluted net EPS calculations were as follows:

	For the fiscal years ended October 31
	2015	2014	2013
	In millions, except per share amounts
Numerator:
Earnings from continuing operations	$3,718	$2,924	$2,460
Earnings from discontinued operations	836	2,089	2,653
Net earnings(1)	$4,554	$5,013	$5,113
Denominator:
Weighted-average shares used to compute basic net EPS	1,814	1,882	1,934
Dilutive effect of employee stock plans	22	30	16
Weighted-average shares used to compute diluted net EPS	1,836	1,912	1,950
Basic net earnings per share:
Continuing operations	$2.05	$1.55	$1.27
Discontinued operations	0.46	1.11	1.37
Basic net earnings per share	$2.51	$2.66	$2.64
Diluted net earnings per share:
Continuing operations	$2.02	$1.53	$1.26
Discontinued operations	0.46	1.09	1.36
Diluted net earnings per share	$2.48	$2.62	$2.62
Anti-dilutive weighted-average options(2)	23	26	52

(1)            HP considers restricted stock that provides the holder with a non-forfeitable right to receive dividends to be participating securities. As of October 31, 2015, there were no participating securities outstanding. For fiscal 2014 and 2013, the net earnings allocated to participating securities were not significant.

(2)            HP excludes stock options and restricted stock units where the assumed proceeds exceed the average market price from the calculation of diluted net EPS, because their effect would be anti-dilutive. The assumed proceeds of a stock option include the sum of its exercise price, average unrecognized compensation cost and excess tax benefits. The assumed proceeds of a restricted stock unit include the sum of its average unrecognized compensation cost and excess tax benefits.

Note 15: Litigation and Contingencies

HP is involved in lawsuits, claims, investigations and proceedings, including those identified below, consisting of IP, commercial, securities, employment, employee benefits and environmental matters that arise in the ordinary course of business. HP accrues a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. HP believes it has recorded adequate provisions for any such matters and, as of October 31, 2015, it was not reasonably possible that a material loss had been incurred in excess of the amounts recognized in HP’s financial statements. HP reviews these matters at least quarterly and adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Pursuant to the separation and distribution agreement, HP shares responsibility with Hewlett Packard Enterprise for certain matters, as indicated below, and Hewlett Packard Enterprise has agreed to indemnify HP in whole or in part with respect to certain matters. Based on its experience, HP believes that any damage amounts claimed in the specific matters discussed below are not a meaningful indicator of HP’s potential liability. Litigation is inherently unpredictable. However, HP believes it has valid defenses with respect to legal matters pending against it. Nevertheless, cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies.

Litigation, Proceedings and Investigations

Copyright Levies.  As described below, proceedings are ongoing or have been concluded involving HP in certain European Union (“EU”) member countries, including litigation in Germany and Belgium, seeking to impose or modify levies upon equipment (such as multifunction devices (“MFDs”) and PCs alleging that these devices enable producing private copies of copyrighted materials. Descriptions of some of the ongoing proceedings are included below. The levies are generally based upon the number of products sold and the per-product amounts of the levies, which vary. Some EU member countries that do not yet have levies on digital devices are expected to implement similar legislation to enable them to extend existing levy schemes, while some other EU member countries have phased out levies or are expected to limit the scope of levy schemes and applicability in the digital hardware environment, particularly with respect to sales to business users. HP, other companies and various industry associations have opposed the extension of levies to the digital environment and have advocated alternative models of compensation to rights holders.

In September 2003, VerwertungsGesellschaft Wort (“VG Wort”), a collection agency representing certain copyright holders, filed a lawsuit against Fujitsu Technology Solutions GmbH (“Fujitsu”) in the Munich Civil Court in Munich, Germany seeking to impose levies on PCs. This is an industry test case in Germany, and HP has agreed not to object to the delay if VG Wort sues HP for such levies on PCs following a final decision against Fujitsu. On December 23, 2004, the Munich Civil Court held that PCs are subject to a levy and that Fujitsu must pay €12 plus compounded interest for each PC sold in Germany since March 2001. Fujitsu appealed this decision in January 2005 to the Munich Court of Appeals. On December 15, 2005, the Munich Court of Appeals affirmed the Munich Civil Court decision. Fujitsu filed an appeal with the German Federal Supreme Court in February 2006. On October 2, 2008, the German Federal Supreme Court issued a judgment that PCs were not photocopiers within the meaning of the German copyright law that was in effect until December 31, 2007 and, therefore, were not subject to the levies on photocopiers established by that law. VG Wort subsequently filed a claim with the German Federal Constitutional Court challenging that ruling. In January 2011, the Constitutional Court published a decision holding that the German Federal Supreme Court decision was inconsistent with the German Constitution and revoking the German Federal Supreme Court decision. The Constitutional Court also remitted the matter to the German Federal Supreme Court for further action. On July 21, 2011, the German Federal Supreme Court stayed the proceedings and referred several questions to the Court of Justice of the European Union (“CJEU”) with regard to the interpretation of the European Copyright Directive. On June 27, 2013, the CJEU issued its decision responding to those questions. The German Federal Supreme Court subsequently scheduled a joint hearing on that matter with other cases relating to reprographic levies on printers that was held on October 31, 2013. The German Federal Supreme Court issued a decision on July 3, 2014 partially granting the claim of VG Wort. The German Federal Supreme Court decision provides that levies are due for audiovisual copying of standing text and pictures using a PC as the last device in a single reproduction process under the control of the same person, but no levies are due on a PC for reprographic copies made using a “PC-printer” or a “scanner-PC-printer” chain. The case has been remitted to the Munich Court of Appeals to assess the amount to be paid per PC unit. On March 16, 2016, the industry association BITKOM and the collection societies, VG Wort and VG BildKunst signed a settlement agreement defining the levies due on PCs sold in Germany from 2001 through 2007. HP has joined the settlement agreement and payment is due on August 1, 2016.

Reprobel, a cooperative society with the authority to collect and distribute the remuneration for reprography to Belgian copyright holders, requested by extrajudicial means that HP amend certain copyright levy declarations submitted for inkjet MFDs sold in Belgium from January 2005 to December 2009 to enable it to collect copyright levies calculated based on the generally higher copying speed when the MFDs are operated in draft print mode rather than when operated in normal print mode. In March 2010, HP filed a lawsuit against Reprobel in the French-speaking chambers of the Court of First Instance of Brussels seeking a declaratory judgment that no copyright levies are payable on sales of MFDs in Belgium or, alternatively, that copyright levies payable on such MFDs must be assessed based on the copying speed when operated in the normal print mode set by default in the device. On November 16, 2012, the court issued a decision holding that Belgium law is not in conformity with EU law in a number of respects and ordered that, by November 2013, Reprobel substantiate that the amounts claimed by Reprobel are commensurate with the harm resulting from legitimate copying under the reprographic exception. HP subsequently appealed that court decision to the Courts of Appeal in Brussels seeking to confirm that the Belgian law is not in conformity with EU law and that, if Belgian law is interpreted in a manner consistent with EU law, no payments by HP are required or, alternatively, the payments already made by HP are sufficient to comply with its obligations under Belgian law. On October 23, 2013, the Court of Appeal in Brussels stayed the proceedings and referred several questions to the CJEU relating to whether the Belgian reprographic copyright levies system is in conformity with EU law. The case was heard by the CJEU on January 29, 2015 and on November 12, 2015, the CJEU published its judgment providing that a national legislation such as the Belgian one at issue in the main proceedings is incompatible with EU law in multiple legal points, as argued by HP. The Court of Appeal of Brussels now has to rule on the litigation between HP and Reprobel following the answers provided by the CJEU.

Based on industry opposition to the extension of levies to digital products, HP’s assessments of the merits of various proceedings and HP’s estimates of the number of units impacted and the amounts of the levies, HP has accrued amounts that it believes are adequate to address the matters described above. However, the ultimate resolution of these matters and the associated financial impact on HP, including the number of units impacted and the amount of levies imposed, remains uncertain.

Memjet Technology Ltd. v. HP.  On August 11, 2015, Memjet Technology Ltd. (“Memjet”) filed a lawsuit against HP in U.S. District Court in the Southern District of California. The complaint alleges that HP infringes eight Memjet patents. The products accused of infringement are those that use the HP PageWide Technology, including the OfficeJet Pro X series, OfficeJet Enterprise X series, HP PageWide XL, wide scan printers, and printers using 4.25-inch thermal inkjet printheads, such as HP Web Presses and Photo Kiosks.  HP answered Memjet’s complaint and has asserted counter-claims against Memjet for infringement of seven HP patents. The products accused of infringement include various Memjet OEM printers that incorporate Memjet’s printheads and print engines. The patents asserted by both parties generally relate to inkjet printhead and print system technology. Both Memjet’s and HP’s respective complaints seek injunctive relief and monetary damages from the other party for alleged patent infringement. HP has filed a number of petitions at the U.S. Patent and Trademark Office seeking review of the validity of Memjet’s asserted patents. On November 16, 2015, Memjet was granted an ex parte preliminary injunction in Germany (Regional Court Munich), against HP Deutschland GmbH’s sale and offers for sale of HP PageWide XL printers and printheads. Memjet’s injunction request alleged that HP infringed one European patent. On January 29, 2016, the court lifted the preliminary injunction. In its written judgment dated February 2, 2016 the court ruled that Memjet had not satisfied the requirements for an injunction, as the HP PageWide XL printers do not appear to infringe the Memjet patent at issue and there was a lack of urgency for a preliminary injunction. Memjet appealed to the Appeal Court Munich. On January 28, 2016, HP filed a claim in Ireland for declaratory relief that HP does not infringe the Irish, German and French counterparts of the same patent and for revocation of the patent’s Irish counterpart, and HP also filed a claim in the UK for declaratory relief and revocation of the patent’s UK counterpart. On February 5, 2016, Memjet filed main proceedings in Germany claiming infringement of the same European patent.

India Directorate of Revenue Intelligence Proceedings.  On April 30 and May 10, 2010, the India Directorate of Revenue Intelligence (the “DRI”) issued show cause notices to Hewlett-Packard India Sales Private Limited (“HP India”), a subsidiary of HP, seven HP India employees and one former HP India employee alleging that HP India underpaid customs duties while importing products and spare parts into India and seeking to recover an aggregate of approximately $370 million, plus penalties. Prior to the issuance of the show cause notices, HP India deposited approximately $16 million with the DRI and agreed to post a provisional bond in exchange for the DRI’s agreement to not seize HP India products and spare parts and to not interrupt the transaction of business by HP India.

On April 11, 2012, the Bangalore Commissioner of Customs issued an order on the products-related show cause notice affirming certain duties and penalties against HP India and the named individuals of approximately $386 million, of which HP India had already deposited $9 million. On December 11, 2012, HP India voluntarily deposited an additional $10 million in connection with the products-related show cause notice. The differential duty demand is subject to interest. On April 20, 2012, the Commissioner issued an order on the parts-related show cause notice affirming certain duties and penalties against HP India and certain of the named individuals of approximately $17 million, of which HP India had already deposited $7 million. After the order, HP India deposited an additional $3 million in connection with the parts-related show cause notice so as to avoid certain penalties.

HP India filed appeals of the Commissioner’s orders before the Customs Tribunal along with applications for waiver of the pre-deposit of remaining demand amounts as a condition for hearing the appeals. The Customs Department has also filed cross-appeals before the Customs Tribunal. On January 24, 2013, the Customs Tribunal ordered HP India to deposit an additional $24 million against the products order, which HP India deposited in March 2013. The Customs Tribunal did not order any additional deposit to be made under the parts order. In December 2013, HP India filed applications before the Customs Tribunal seeking early hearing of the appeals as well as an extension of the stay of deposit as to HP India and the individuals already granted until final disposition of the appeals. On February 7, 2014, the application for extension of the stay of deposit was granted by the Customs Tribunal until disposal of the appeals. On October 27, 2014, the Customs Tribunal commenced hearings on the cross-appeals of the Commissioner’s orders. The Customs Tribunal rejected HP India’s request to remand the matter to the Commissioner on procedural grounds. The hearings scheduled to reconvene on April 6, 2015 and again on November 3, 2015 and April 11, 2016 were cancelled at the request of the Customs Tribunal. Pursuant to the separation and distribution agreement, Hewlett Packard Enterprise has agreed to indemnify HP in part, based on the extent to which any liability arises from the products and spare parts of Hewlett Packard Enterprise’s businesses.

Russia GPO and Other Anti-Corruption Investigations.  The German Public Prosecutor’s Office (“German PPO”) has been conducting an investigation into allegations that current and former employees of HP engaged in bribery, embezzlement and tax evasion relating to a transaction between Hewlett-Packard ISE GmbH in Germany, a former subsidiary of HP, and the General Prosecutor’s Office of the Russian Federation. The approximately €35 million transaction, which was referred to as the Russia GPO deal, spanned the years 2001 to 2006 and was for the delivery and installation of an IT network. The German PPO issued an indictment of four individuals, including one current and two former HP employees, on charges including bribery, breach of trust and tax evasion. The German PPO also requested that HP be made an associated party to the case, and, if that request is granted, HP would participate in any portion of the court proceedings that could ultimately bear on the question of whether HP should be subject to potential disgorgement of profits based on the conduct of the indicted current and former employees. The Regional Court of Leipzig will determine whether the matter should be admitted to trial. The Polish Central Anti-Corruption Bureau is also investigating potential corrupt actions by a former employee of Hewlett-Packard Polska Sp. z o.o., a former indirect subsidiary of HP, in connection with certain public-sector transactions in Poland. Criminal proceedings are pending before the Regional Court in Warsaw against four individuals, including the former employee of Hewlett-Packard Polska Sp. z o.o, on charges of bribery and bid-rigging. HP is cooperating with these investigating agencies.

Stockholder Litigation.  As described below, HP is involved in various stockholder litigation matters commenced against certain current and former HP executive officers and/or certain current and former members of HP’s Board of Directors in which the plaintiffs are seeking to recover damages related to HP’s allegedly inflated stock price, certain compensation paid by HP to the defendants, other damages and/or injunctive relief. Pursuant to the separation and distribution agreement, HP and Hewlett Packard Enterprise share equally the cost and any damages arising from the following matters:

•                  A.J. Copeland v. Léo Apotheker, et al. is a lawsuit that was filed on February 10, 2014 in the United States District Court for the Northern District of California alleging, among other things, that the defendants used their control over HP and its corporate suffrage process in effectuating, directly participating in and/or aiding and abetting violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-9 promulgated thereunder, and violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The complaint asserts claims for breach of fiduciary duty, waste of corporate assets, unjust enrichment, and breach of the duty of candor. The claims arise out of the circumstances at HP relating to its 2013 and 2014 proxy statements, the departure of Mark Hurd as Chairman of HP’s Board of Directors and HP’s Chief Executive Officer, alleged violations of the Foreign Corrupt Practices Act, and HP’s acquisition of 3PAR Inc. and Autonomy Corporation plc (“Autonomy”). On February 25, 2014, the court issued an order granting HP’s administrative motion to relate this action to another pending matter filed by plaintiff,

Copeland v. Lane, et al. On April 8, 2014, the court granted the parties’ stipulation to stay the action pending resolution of Copeland v. Lane, et al by the United States Court of Appeals for the Ninth Circuit. The United States Court of Appeals for the Ninth Circuit affirmed the dismissal of Copeland v. Lane, et al on October 25, 2015.  On March 3, 2016, the parties filed a Joint Stipulation for Voluntary Dismissal of the Action (“Dismissal”). On March 4, 2016, the court entered an order approving the Dismissal. HP and Hewlett Packard Enterprise have provided notice of the Dismissal in Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”). The action has been dismissed in its entirety.

•                  Cement & Concrete Workers District Council Pension Fund v. Hewlett-Packard Company, et al. is a putative securities class action filed on August 3, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from November 13, 2007 to August 6, 2010 the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making statements regarding HP’s Standards of Business Conduct (“SBC”) that were false and misleading because Mr. Hurd, who was serving as HP’s Chairman and Chief Executive Officer during that period, had been violating the SBC and concealing his misbehavior in a manner that jeopardized his continued employment with HP. On February 7, 2013, the defendants moved to dismiss the amended complaint. On August 9, 2013, the court granted the defendants’ motion to dismiss with leave to amend the complaint by September 9, 2013. The plaintiff filed an amended complaint on September 9, 2013, and the defendants moved to dismiss that complaint on October 24, 2013. On June 25, 2014, the court issued an order granting the defendants’ motions to dismiss and on July 25, 2014, plaintiff filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit. On November 4, 2014, the plaintiff-appellant filed its opening brief in the United States Court of Appeals for the Ninth Circuit. HP filed its answering brief on January 16, 2015 and the plaintiff-appellant’s reply brief was filed on March 2, 2015. Oral argument has not yet been scheduled.

Autonomy-Related Legal Matters

Investigations.  As a result of the findings of an ongoing investigation, HP has provided information to the U.K. Serious Fraud Office, the U.S. Department of Justice (“DOJ”) and the SEC related to the accounting improprieties, disclosure failures and misrepresentations at Autonomy that occurred prior to and in connection with HP’s acquisition of Autonomy. On November 21, 2012, DOJ representatives advised HP that they had opened an investigation relating to Autonomy. On February 6, 2013, representatives of the U.K. Serious Fraud Office advised HP that they had also opened an investigation relating to Autonomy. On January 19, 2015, the U.K. Serious Fraud Office notified HP that it was closing its investigation and had decided to cede jurisdiction of the investigation to the U.S. authorities. HP is cooperating with the DOJ and the SEC, whose investigations are ongoing.

Litigation.  As described below, HP is involved in various stockholder litigation relating to, among other things, its October 2011 acquisition of Autonomy and its November 20, 2012 announcement that it recorded a non-cash charge for the impairment of goodwill and intangible assets within Hewlett Packard Enterprise’s software segment of approximately $8.8 billion in the fourth quarter of its 2012 fiscal year and HP’s statements that, based on HP’s findings from an ongoing investigation, the majority of this impairment charge related to accounting improprieties, misrepresentations to the market and disclosure failures at Autonomy that occurred prior to and in connection with HP’s acquisition of Autonomy and the impact of those improprieties, failures and misrepresentations on the expected future financial performance of the Autonomy business over the long term. This stockholder litigation was commenced against, among others, certain current and former HP executive officers, certain current and former members of HP’s Board of Directors and certain advisors to HP. The plaintiffs in these litigation matters are seeking to recover certain compensation paid by HP to the defendants and/or other damages. Pursuant to the separation and distribution agreement, HP and Hewlett Packard Enterprise share equally the cost and any damages arising from these litigation matters. These matters include the following:

•                  In re Hewlett-Packard Shareholder Derivative Litigation (the “Federal Court Derivative Action”) consists of seven consolidated lawsuits filed beginning on November 26, 2012 in the United States District Court for the Northern District of California alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to HP’s acquisition of Autonomy and the financial performance of HP’s enterprise services business. The lawsuits also allege that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched in connection with HP’s acquisition of Autonomy and by causing HP to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. One lawsuit further alleges that certain individual defendants engaged in or assisted insider trading and thereby breached their fiduciary duties, were unjustly enriched and violated Sections 25402 and 25403 of the California Corporations Code. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging, among other things, that the defendants concealed material information and made false statements related to HP’s acquisition of Autonomy and Autonomy’s Intelligent Data Operating Layer technology and thereby violated Sections 10(b) and 20(a) of the Exchange Act, breached their fiduciary duties, engaged in “abuse of control” over HP, corporate waste and were unjustly enriched. The litigation was stayed until June 2014. The lead plaintiff filed a stipulation of proposed settlement on June 30, 2014. The court declined to grant preliminary approval to this settlement, and, on December 19, 2014, also declined to grant preliminary approval to a revised version of the settlement. On January 22, 2015, the lead plaintiff moved for preliminary approval of a further revised version of the settlement. On March 13, 2015, the court issued an order granting preliminary approval to the settlement. On July 24, 2015, the court held a hearing to entertain any remaining objections to the settlement and decide whether to grant final approval of the settlement. On July 30, 2015, the court granted final approval to the settlement and denied all remaining objections to the settlement. Three objectors to the settlement appealed the court’s final approval order to the Ninth Circuit. Plaintiffs-appellants filed their opening briefs on December 30, 2015. HP’s response brief was filed on February 29, 2016, and the reply brief is due on May 12, 2016.

•                  Autonomy Corporation Limited v. Michael Lynch and Sushovan Hussain. On April 17, 2015, four HP subsidiaries (Autonomy Corporation Limited, Hewlett Packard Vision BV, Autonomy Systems, Limited, and Autonomy, Inc.) initiated civil proceedings in the U.K. High Court of Justice against two members of Autonomy’s former management, Michael Lynch and Sushovan Hussain. The Particulars of Claim seek damages in excess of $5 billion from Messrs. Lynch and Hussain for breach of their fiduciary duties by causing Autonomy group companies to engage in improper transactions and accounting practices. On October 1, 2015, Messrs. Lynch and Hussain filed their defenses. Mr. Lynch also filed a counterclaim against Autonomy Corporation Limited seeking $160 million in damages, among other things, for alleged misstatements regarding Lynch. The HP subsidiary claimants filed their replies to the defenses and the asserted counter-claim on March 11, 2016.

•                  In re HP ERISA Litigation consists of three consolidated putative class actions filed beginning on December 6, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 18, 2011 to November 22, 2012, the defendants breached their fiduciary obligations to HP’s 401(k) Plan and its participants and thereby violated Sections 404(a)(1) and 405(a) of the Employee Retirement Income Security Act of 1974, as amended, by concealing negative information regarding the financial performance of Autonomy and HP’s enterprise services business and by failing to restrict participants from investing in HP stock. On August 16, 2013, HP filed a motion to dismiss the lawsuit. On March 31, 2014, the court granted HP’s motion to dismiss this action with leave to amend. On July 16, 2014, the plaintiffs filed a second amended complaint containing substantially similar allegations and seeking substantially similar relief as the first amended complaint. On June 15, 2015, the court granted HP’s motion to dismiss the second amended complaint in its entirety and denied plaintiffs leave to file another amended complaint. On July 2, 2015, plaintiffs have appealed the court’s order to the United States Court of Appeals for the Ninth Circuit.

Environmental

HP’s operations and products are subject to various federal, state, local and foreign laws and regulations concerning environmental protection, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, the content of HP’s products and the recycling, treatment and disposal of those products. In particular, HP faces increasing complexity in its product design and procurement operations as it adjusts to new and future requirements relating to the chemical and materials composition of its products, their safe use, and the energy consumption associated with those products, including requirements relating to climate change. HP is also subject to legislation in an increasing number of jurisdictions that makes producers of electrical goods, including computers and printers, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products (sometimes referred to as “product take-back legislation”). HP could incur substantial costs, its products could be restricted from entering certain jurisdictions, and it could face other sanctions, if it were to violate or become liable under environmental laws or if its products become noncompliant with environmental laws. HP’s potential exposure includes fines and civil or criminal sanctions, third-party property damage or personal injury claims and clean-up costs. The amount and timing of costs to comply with environmental laws are difficult to predict.

HP is party to, or otherwise involved in, proceedings brought by U.S. or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), known as “Superfund,” or state laws similar to CERCLA, and may become a party to, or otherwise involved in, proceedings brought by private parties for contribution towards clean-up costs. HP is also conducting environmental investigations or remediations at several current or former operating sites pursuant to administrative orders or consent agreements with state environmental agencies.

The separation and distribution agreement includes provisions that provide for the allocation of environmental liabilities between HP and Hewlett Packard Enterprise including certain remediation obligations; responsibilities arising from the chemical and materials composition of their respective products, their safe use and their energy consumption; obligations under product take back legislation that addresses the collection, recycling, treatment and disposal of products; and other environmental matters. HP will generally be responsible for environmental liabilities related to the properties and other assets, including products, allocated to HP under the separation and distribution agreement and other ancillary agreements. Under these agreements, HP will indemnify Hewlett Packard Enterprise for liabilities for specified ongoing remediation projects, subject to certain limitations, and Hewlett Packard Enterprise has a payment obligation for a specified portion of the cost of those remediation projects. In addition, HP will share with Hewlett Packard Enterprise other environmental liabilities as set forth in the separation and distribution agreement. HP is indemnified in whole or in part by Hewlett Packard Enterprise for liabilities arising from the assets assigned to Hewlett Packard Enterprise and for certain environmental matters as detailed in the separation and distribution agreement.

Note 16: Guarantees, Indemnifications and Warranties

Guarantees

In the ordinary course of business, HP may issue performance guarantees to certain of its clients, customers and other parties pursuant to which HP has guaranteed the performance obligations of third parties. Some of those guarantees may be backed by standby letters of credit or surety bonds. In general, HP would be obligated to perform over the term of the guarantee in the event a specified triggering event occurs as defined by the guarantee. HP believes the likelihood of having to perform under a material guarantee is remote.

Indemnifications

In the ordinary course of business, HP enters into contractual arrangements under which HP may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of HP or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. HP also provides indemnifications to certain vendors and customers against claims of IP infringement made by third parties arising from the vendors’ and customers’ use of HP’s software products and services and certain other matters. Some indemnifications may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Cross-Indemnifications with Hewlett Packard Enterprise

Under the separation and distribution agreement, HP agreed to indemnify Hewlett Packard Enterprise, each of its subsidiaries and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from, among other matters, the liabilities allocated to HP as part of the Separation. Hewlett Packard Enterprise similarly agreed to indemnify HP, each of its subsidiaries and each of their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from, among other matters, the liabilities allocated to Hewlett Packard Enterprise as part of the Separation. HP expects Hewlett Packard Enterprise to fully perform under the terms of the separation and distribution agreement.

For information on the cross-indemnifications related to the tax matter agreements and litigations effective upon the Separation on November 1, 2015, see Note 7, “Taxes on Earnings” and Note 15, “Litigation and Contingencies”, respectively.

Warranties

HP accrues the estimated cost of product warranties at the time it recognizes revenue. HP engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers; however, contractual warranty terms, repair costs, product call rates, average cost per call, current period product shipments and ongoing product failure rates, as well as specific product class failures outside of HP’s baseline experience, affect the estimated warranty obligation.

HP’s aggregate product warranty liabilities and changes were as follows:

	As of October 31
	2015	2014
	In millions
Balance at beginning of year	$1,385	$1,424
Accruals for warranties issued	1,134	1,365
Adjustments related to pre-existing warranties (including changes in estimates)	(16)	23
Settlements made (in cash or in kind)	(1,319)	(1,427)
Balance at end of year	$1,184	$1,385

Note 17: Commitments

Lease Commitments

HP leases certain real and personal property under non-cancelable operating leases. Certain leases require HP to pay property taxes, insurance and routine maintenance and include renewal options and escalation clauses. Rent expense from continuing operations was approximately $0.2 billion in fiscal 2015, 2014 and 2013.

As of October 31, 2015, future minimum operating lease commitments were as follows:

Fiscal year	In millions
2016	$126
2017	107
2018	74
2019	53
2020	35
Thereafter	90
Less: Sublease rental income	(118)
Total	$367

Unconditional Purchase Obligations

As of October 31, 2015, HP had unconditional purchase obligations of $915 million. These unconditional purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on HP and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. These unconditional purchase obligations are primarily related to inventory and service support. Unconditional purchase obligations exclude agreements that are cancelable without penalty.

As of October 31, 2015, future unconditional purchase obligations were as follows:

Fiscal year	In millions
2016	$649
2017	69
2018	69
2019	42
2020	38
Thereafter	48
Total	$915

HP INC. AND SUBSIDIARIES

Quarterly Summary

(Unaudited)

(In millions, except per share amounts)

	For the three-month fiscal periods ended in fiscal 2015
	January 31	April 30	July 31	October 31
Net revenue	$13,858	$12,977	$12,362	$12,266
Cost of revenue	11,173	10,415	10,036	9,900
Research and development	304	305	300	282
Selling, general and administrative	1,222	1,228	1,058	1,212
Amortization of intangible assets	27	25	24	26
Restructuring charges	14	7	1	41
Defined benefit plan settlement (credits) charges	—	—	(64)	7
Total costs and expenses	12,740	11,980	11,355	11,468
Earnings from continuing operations before interest and taxes	1,118	997	1,007	798
Interest and other, net	(121)	(78)	(90)	(99)
Earnings from continuing operations before taxes	997	919	917	699
(Provision for) benefit from taxes	(227)	(186)	(217)	816
Earnings from continuing operations	770	733	700	1,515
Earnings (loss) from discontinued operations, net of taxes	596	278	154	(192)
Net earnings	$1,366	$1,011	$854	$1,323
Net earnings per share:(1)
Basic
Continuing operations	$0.42	$0.41	$0.39	$0.84
Discontinued operations	0.33	0.15	0.08	(0.11)
Total basic net earnings per share	$0.75	$0.56	$0.47	$0.73
Diluted
Continuing operations	$0.41	$0.40	$0.39	$0.83
Discontinued operations	0.32	0.15	0.08	(0.10)
Total diluted net earnings per share	$0.73	$0.55	$0.47	$0.73

	For the three-month fiscal periods ended in fiscal 2014
	January 31	April 30	July 31	October 31
Net revenue	$14,454	$13,814	$13,969	$14,414
Cost of revenue	11,597	10,973	11,201	11,660
Research and development	312	322	325	339
Selling, general and administrative	1,281	1,362	1,360	1,358
Amortization of intangible assets	42	30	29	28
Restructuring charges	20	15	84	57
Total costs and expenses	13,252	12,702	12,999	13,442
Earnings from continuing operations before interest and taxes	1,202	1,112	970	972
Interest and other, net	(114)	(110)	(96)	(73)
Earnings from continuing operations before taxes	1,088	1,002	874	899
Provision for taxes	(227)	(161)	(180)	(371)
Earnings from continuing operations	861	841	694	528
Earnings from discontinued operations, net of taxes	564	432	291	802
Net earnings	$1,425	$1,273	$985	$1,330
Net earnings per share:(1)
Basic
Continuing operations	$0.45	$0.44	$0.37	$0.28
Discontinued operations	0.30	0.23	0.16	0.43
Total basic net earnings per share	$0.75	$0.67	$0.53	$0.71
Diluted
Continuing operations	$0.45	$0.44	$0.37	$0.28
Discontinued operations	0.29	0.22	0.15	0.42
Total diluted net earnings per share	$0.74	$0.66	$0.52	$0.70

(1)                               Net EPS for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while EPS for the fiscal year is computed using the weighted-average number of shares outstanding during the year. Thus the sum of the EPS for each of the four quarters may not equal the EPS for the fiscal year.